                                                                        Exhibit 10.4

JOINT EXPLORATION AND DEVELOPMENT AGREEMENT
WALKER, GRIMES, MADISON, TRINITY, AND MONTGOMERY COUNTIES, TEXAS

This Joint Exploration and Development Agreement (this “Agreement”) is effective as of the 1st day of March, 2013 (the “Effective Date”), by and among EOG RESOURCES, INC. (“EOG”), whose address is 6101 S. Broadway, Suite 200, Tyler, Texas 75703, and ZaZa Energy Corporation (“ZaZa Corporation”), a Delaware corporation, and ZaZa Energy LLC, a Texas limited liability company (“ZaZa LLC” and, together with ZaZa Corporation, “ZaZa”), each having an address of 1301 McKinney, Suite 2850, Houston, Texas 77010.  ZaZa and EOG are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

Exhibits and Schedules; Definitions

Reference is herein made to: (i) Appendix 1 attached hereto for a list of all exhibits and schedules attached to this Agreement and made a part hereof, and (ii) Appendix 2 attached hereto for a list of all defined terms in this Agreement.

Recitals

A.        The Parties have identified certain land located in Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas, outlined on the attached Exhibit “A” (but excluding the areas depicted and described on Exhibit “A” as “Excluded Areas”), which land is referred to herein as the “Project Area.”

B.        ZaZa and EOG each own certain Oil and Gas Interests within the Project Area.  The Oil and Gas Interests owned by ZaZa within the Project Area are more particularly described on Exhibit “B-1” (the “ZaZa Leasehold”).  A portion of the ZaZa Leasehold consists of an undivided seventy-five percent (75%) of 8/8ths leasehold interest in those certain Oil and Gas Interests, comprising approximately 61,123 gross acres and 37,837 net mineral acres (i.e., ZaZa’s undivided seventy-five percent interest therein comprises approximately 28,277.5 net leasehold acres) within the Project Area, that were assigned by Range to ZaZa pursuant to the Range-ZaZa JV Agreement as more particularly described on Exhibit “B-2” ((the  “Range-ZaZa Leasehold”).

C.        EOG desires to acquire an undivided interest in certain portions of the ZaZa Leasehold, and ZaZa is willing to grant, assign, and convey to EOG such interests and rights in exchange for certain considerations stated below, including the right to participate jointly with EOG in the exploration and development of the Project Area for oil and gas production.

Agreement

In consideration  of the foregoing, and of the mutual benefits and advantages accruing to the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ZaZa and EOG hereby agree as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.	FIRST CLOSING AND INITIAL CASH CONSIDERATION

The First Closing shall take place at the offices of Baker & McKenzie LLP, 711 Louisiana, Suite 3400, Houston, Texas 77002, at 10:00 a.m. (local time) on or before April 1, 2013, or such other time or place as the Parties may agree upon in writing (the “First Closing Date”).  Subject to Section 5.3, failure to consummate the First Closing on the date and time and at the place determined pursuant to Section 1 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement.  Subject to Section 5.1.1, and pursuant to Section 5.2.2(h), at the First Closing, EOG will pay ZaZa, in cash (U.S. dollars) by federal funds wire transfer to an account designated by ZaZa, an amount equal to $10,000,000.00 (the “Initial Cash Consideration”).

2.	AREA OF MUTUAL INTEREST
2.1

Designation of Area of Mutual Interest.  Subject to exceptions set forth in Section 2.3, the Parties hereby establish an area of mutual interest consisting of all lands within the Project Area (the “AMI”).

2.2	Exclusive Rights to Lease. Subject to the Parties’ respective rights hereunder to participate in the Acquired Interests:
2.2.1.

EOG shall have the exclusive right to acquire (i) Phase I and, if applicable, Phase II, Oil and Gas Interests within the area depicted and described on Exhibit “A” as ‘EOG Leasing Area” and (ii) during Phase  II, Oil and Gas Interests within the entire AMI; and

2.2.2.	ZaZa shall have the exclusive right to acquire, during Phase I and, if applicable, Phase II, Oil and Gas Interests within area depicted and described on Exhibit “A” as “ZaZa Leasing Area”.

Each Party shall deliver to the other, no later than the fifth Business Day of each month, a written update of such leasing activity conducted, and all Acquired Interests acquired, in the prior month by such Party, including the estimated cost, location and net acres associated with each such acquisition.

2.3	Exceptions from AMI. For avoidance of doubt, the Leases are excluded from the AMI.
2.4

Notice of Acquisition.  During the AMI Term and subject to Section 2.4.1,  if either Party or its Affiliates (the “Acquiring Party”) acquires, directly or indirectly, including the option or right to acquire, any Oil and Gas Interest within the AMI (an “Acquired Interest”), the Acquiring Party shall offer the other Party (the “Non-Acquiring Party”) the option of purchasing its Participation Interest in the Acquired Interest(s) in accordance with the following provisions.    Within thirty (30) calendar days after the Acquired Interest Offer Date, the Acquiring Party shall notify the Non-Acquiring Party in writing of such acquisition.    Such notice shall set forth (i) a description of the Acquired Interest, (ii) the total

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Acquisition Cost of the Acquired Interest, (iii) the Participation Interest the Non-Acquiring Party is entitled to acquire hereunder, (iv) any other pertinent terms of such acquisition necessary for the Non-Acquiring Party to make an informed decision whether to participate in the Acquired Interest, including copies of the following to the extent within the Acquiring Party’s control: relevant leases, conveyances, assignments, bank draft or other evidence of payment for the interest, farmout agreements and term assignment agreements and any other agreements or commitments relating to the Acquired Interest, all lease take-off reports, landman’s run sheets, abstracts of title, deeds, leases, and encumbrances. There shall be no additional Encumbrances placed on any Acquired Interest by Acquiring Party at the time of or subsequent to its acquisition of such interest (except for Encumbrances that shall be borne entirely by Acquiring Party), such that the Non-Acquiring Party shall have, should it elect to participate, the same net revenue interest in its portion of the Acquired Interest as was initially obtained by the Acquiring Party.  By way of example, ZaZa may encumber its undivided interest in an Acquired Interest with the Post-3/1/13 Merger ORRIs, provided that the Post-3/1/13 Merger ORRIs shall be borne by ZaZa.

The “Acquired Interest Offer Date” for any Acquired Interest shall be as follows:

            (A)            the first day of the next calendar quarter following the date of acquisition or proposed acquisition of any Acquired Interest except Acquired Interests (x) outside of the outer boundaries of the area covered by Phase I while in Phase I  or outside of the outer boundaries of the areas covered by Phase I and Phase II (as then determined pursuant to Section 3.2)  if in Phase II;

            (B)            EOG’s election of Phase II for any Acquired Interest within the outer the area covered by Phase II (as then determined pursuant to Section 3.2) acquired prior to such election date; and

            (C)            for any Acquired Interest not previously offered pursuant to items A) or (B) immediately above, the earlier of (x) EOG’s election of Phase II and (y) he end of the AMI Term.

2.4.1.

Range-ZaZa Area of Mutual Interest.    If, after the Effective Date and through March 1, 2015 (being the term of the Range-ZaZa AMI), either Party or its Affiliates acquires, directly or indirectly, including the option or right to acquire, any Range AMI Interest within the Range-ZaZa AMI, then such acquiring Party shall offer the other Party and Range the option of purchasing their respective Participation Interest in such Range AMI Interest(s) in accordance with Section 2.5.2 and the provisions and procedures described in Paragraph 5 of the Range-ZaZa JV Agreement.

2.5	Participation Interests. The interests of the Parties and Range within the AMI (the “Participation Interests”) shall be determined as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5.1.	Outside of the Range-ZaZa AMI. With respect to all Acquired Interests other than those within the Range-ZaZa AMI, the Participation Interests which each Party may elect to acquire shall be as follows:

                                    EOG                        75%
                                    ZaZa                        25%

2.5.2.

Within the Range-ZaZa AMI.  With respect to any Range AMI interests acquired by a Party within the Range-ZaZa AMI, the Participation Interests which each Party and Range may erect to acquire shall be as follows:

                                    EOG                        50%
                                    ZaZa                        25%

                                    Range                        25%

provided,  however, that if the Earning Point (as defined in the Range-ZaZa JV Agreement) is not reached, then, subject to Section 3.1.2.2, the Participation Interests of each Party and Range in such Range AMI Interest shall be as follows:

                                    EOG                        33.33%
                                    ZaZa                        16.67%

                                    Range                        50%;

provided,  further,  however, that if Range does not elect to participate in a Range AMI Interest within the Range-ZaZa AMI, then the Participation Interests of the Parties in such Range AMI shall be as follows:

                                    EOG                        75%
                                    ZaZa                        25%

2.6

Election.    Upon delivery of the notice required under Section 2.4,  a Non-Acquiring Party shall have thirty (30) calendar days to elect to join in such acquisition to the extent of its Participation Interest.  Failure to notify the Acquiring Party of its election within thirty (30) calendar days after delivery of the required notice shall be conclusively deemed an election not to participate in the Acquired Interest.  If the Acquired Interest is a farmout/farmin, term  assignment, or  similar agreement requiring the drilling of a well or the performance of other obligations, the Non-Acquiring Party’s election to participate in the Acquired Interest shall include an agreement by the Non- Acquiring Party to assume and be bound by all obligations and terms imposed by any such agreement to the extent of the Non-Acquiring Party’s Participation Interest.  Irrespective of whether more than one Acquired Interest is offered on the same Acquired Interest Offer Date, elections shall be on an Acquired Interest  basis, with each Non-Acquiring Party having an independent election decision for each of the Acquired Interests required to be offered pursuant to Section 2.4.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.7

Election Not to Participate.  If the Non-Acquiring Party elects or is deemed to have elected not to acquire an interest in an Acquired Interest, the Acquiring Party shall retain its full interest in the Acquired Interest and in any production therefrom or attributable thereto, and the Acquired Interest shall not be subject to this Agreement, notwithstanding anything to the contrary in this Agreement

2.8

Conveyance of Acquired Interests.  Within (30) calendar days after a Non Acquiring Party’s election to participate in an Acquired Interest and concurrently with the Non-Acquiring Party’s payment to the Acquiring Party of its Participation Interest share of the Acquisition Costs incurred by the Acquiring Party to acquire same, the Acquiring Party shall  assign to  the  Non-Acquiring Party, using  the  form  of assignment attached hereto as Exhibit “C”, and except for any warranties made by the transferor to the Acquiring Party, without warranty of title, express or implied, except as to claims by,  through, and under the Acquiring Party, the appropriate percentage of undivided interest, pursuant to Section 2.5, in the Acquired Interests so acquired by the Acquiring Party and provide the Non-Acquiring Party with copies (to the extent such are in the Acquiring Party’s possession or control and were not previously provided with the notice of acquisition): (i) the lease and assignment; (ii) lease purchase report; (iii)  mineral ownership report; (iv) draft or check copy documenting payment; (v) W-9; and (vi) legal description and plat.   For purposes of this Section 2, “Acquisition Cost” is defined as all actual out of-pocket costs and expenses, including lease bonus or other cash payments to the assignor of Acquired Interest, land broker’s fee and commissions, title examination costs, attorney’s fees, recording fees, and taxes, but excluding in all cases internal charges and Affiliate charges.  Failure of a Non-Acquiring Party to timely pay its Participation Interest share of Acquisition Costs within the 30-day period following its election to participate in an Acquired Interest shall be deemed an election not to participate in such Acquired Interest and a waiver of any right to do so, notwithstanding any written to participate by that Party.

2.9

Lands Outside of AMI.  Recognizing that a Party may acquire multiple Oil and Gas interests pursuant to a single acquisition contract, farmout agreement or term assignment, some of which may pertain to lands that are not within the AMI, this Section 2 shall apply only to that portion of the Acquired Interest that pertains to the boundaries of the AMI.  The Acquiring Party’s Acquisition Cost for the AMI portion shall be deemed to be:

Acquisition Cost of AMI Portion = A * B/C

WHERE “A” is the Acquisition Cost incurred by the Acquiring Party;  “B”  is the number of AMI net acres covered by such Acquired Interest; and “C” is the total net acres covered by the entire interest acquired (including the Acquired Interest);

provided,  however, that with respect to (i) any acquisition of Acquired Interests by merger, consolidation, reorganization or equity acquisition, (ii) any acquisition

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of assets for which any Acquired Interests are subject to completion of specified obligations such as drill to earn requirements, or (iii) any other package deal for which the Acquisition Cost of the AMI portion is not reasonably determinable, then: the Acquisition Cost for such Acquired Interest will be the average acquisition costs, calculated on a net acre basis, paid by the Parties for other Acquired Interests within the 6-month period prior to such Acquired Interest Offer Date.

The Non-Acquiring Party shall reimburse and pay the Acquiring Party for its Participation Interest share of the Acquisition Cost of the Acquired Interest, and, if applicable, its Participation Interest share of any costs for a well within the AMI.

2.10	Operations. All Acquired Interests jointly acquired by the Parties pursuant to Section 2.5 shall be subject to this Agreement and the JOA contemplated by Section 3.5.
2.11

AMI Term.  The AMI shall remain in effect until the later of December 31, 2015, or the expiration of the Term, unless sooner terminated by mutual written agreement of the Parties (the “AMI Term”).    Notwithstanding anything in this Agreement to the contrary, any Acquired Interest for which negotiations were commenced after the expiration of the AMI Term shall not be subject to the AMI.

2.12	EARNING PHASES, COMMITMENT WELLS AND EARNING PROVISIONS
2.13	Phase I.
2.13.1.	Phase I Assignment.

At the First Closing, subject to the reassignment obligations set forth below in Section 3.1.4, ZaZa shall execute and deliver to EOG an assignment, in the form attached hereto as Exhibit “G-2”, of an undivided seventy-five percent (75%) of 8/8ths interest (except that, with respect only to Range-ZaZa Leasehold, the assignment shall be an undivided fifty percent (50%) of 8/8ths interest) in the Phase I Leases, and al associated rights therewith.

2.13.2.	Commitment Wells and Target Intervals.

In addition to payment of Initial Cash Consideration by EOG to ZaZa, EOG further commits to drill three (3) wells (i.e.,  Well No. 1, Well No. 2, and Well No. 3 described below) at locations selected solely by EOG (after consultation with ZaZa) and in any order as determined solely by EOG (each a “Phase I Commitment Well”, and, collectively, the “Phase I Commitment Wells”), to test the Target Intervals (“Phase I”), as described below; provided,  however, that (a) unless the Parties agree otherwise, the wellbores for each Phase I Commitment Well shall be located such that all production therefrom is allocated solely to Phase I Leases, and (b) Well No. 2 shall be proposed to Range and drilled

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuant to the requirements set forth in Paragraph 3 of the Range-ZaZa JV Agreement.  The Phase I Commitment Wells shall be the first three wells drilled and Completed by EOG within the Project Area.

2.13.2.1.

Well No. 1:  One Phase I Commitment Well (i.e., Well No. 1) shall be a vertical well to test the Lower Cretaceous Interval and may be utilized, at EOG’s sole discretion, as a monitor well for another Phase I Commitment Well prior to any completion attempt in the Target Interval.  EOG will bear 100% of Costs through Completion for a seventy-five percent (75%) of 8/8ths working interest in the well (except that, if the well is located on the Range-ZaZa Leasehold, EOG will bear 100% of Costs through Completion for a fifty percent (50%) of 8/8ths working interest in the well).  Subject to Section 3.9, this Well No. 1 and associated carry obligation will be deemed satisfied by (i) drilling to the top of the Georgetown Formation in the Lower Cretaceous Interval, and (ii) using reasonable commercial efforts as a reasonable prudent operator to Complete such well, whether or not said Well No. 1 is successfully Completed as a well capable of producing in paying quantities.

2.13.2.2.

Well No. 2:  Another Phase I Commitment Well (i.e., Well No. 2) shall be a “horizontal drainhole well” (as defined in the Range-ZaZa JV Agreement) to test the Eagle Ford Interval within the Range-ZaZa Leasehold.  EOG will bear 100% of all costs and expenses incurred through the Earning Point (as defined in the Range-ZaZa JV Agreement) for a fifty percent (50%) of 8/8ths working interest in the well under the Range-ZaZa JV Agreement, subject to Range’s option to elect to take a 25% of 8/8ths working interest in the well.  If Range elects to take a working interest, ZaZa will instruct Range to reimburse to EOG 25% of the above costs.  If Range does not elect to participate, EOG shall earn a seventy-five percent (75%) of 8/8ths working interest in the well.  Operations for drilling Well No. 2 must commence on or before July 15, 2013, and said Phase I Commitment Well must be drilled and completed pursuant to the requirements set forth in Paragraph 3 of the Range-ZaZa JV Agreement, including the requirement that said Commitment Well reach the Earning Point (as defined in the. Range-ZaZa JV Agreement).  Notwithstanding the foregoing, if EOG commences Well No. 2 on or before July 15, 2013, but its efforts do not result in said Commitment Well fully satisfying the requirements set forth in Paragraph 3 of the Range-ZaZa JV Agreement, including the requirement that said Commitment Well timely reach the Earning Point, this Commitment Well and associated carry obligation will nevertheless be deemed satisfied by EOG (i) drilling to the Target Interval, and (ii) using reasonable commercial efforts as a reasonable prudent operator to Complete such well; provided that EOG shall reassign to Range a 16.67% of 8/8ths working interest, and ZaZa shall reassign to Range a 8.33% of 8/8ths working interest, respectively, in the “Range Leases” (as defined in, and described on

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “A-2” to the assignment to be executed pursuant to this Agreement in accordance with Section 3.1.1).  Prior to such reassignment, EOG may, at its sole option and discretion, commence drilling operations on a substitute well that meets the requirements set forth in this Section 3.1.2.2 and qualifies as a “Substitute Well” as defined in Paragraph 3 of the Range-ZaZa JV Agreement.  Notwithstanding the preceding, if EOG elects to commence such Substitute Well, then EOG will bear 100% of the Costs through Completion for such Substitute Well (as part of EOG’s Phase I Well No. 2 obligation).

2.13.2.3.

Well No. 3:  Another Phase I Commitment Well (i.e., Well No. 3) shall be a horizontal well to test the Eagle Ford Interval on ZaZa Leasehold acreage other than Range-ZaZa Leasehold acreage.  EOG will bear 100% of the Costs through Completion for a seventy-five percent (75%) working interest in such Commitment Well.  EOG must commence operations for drilling Well No. 3 on or before December 31, 2013.  This Commitment Well and associated carry obligation will be deemed satisfied by EOG (i) drilling to the Target Interval, (ii) using reasonable commercial efforts as a reasonable prudent operator to drill a lateral or horizontal drainhole a minimum of four thousand feet (4,000’) in length in the Target Interval, provided, however, EOG shall have the option to limit horizontal drilling to such shorter length as may be deemed prudent, in EOG’s commercially reasonable discretion as a reasonable prudent operator, based on factors including then-existing hole conditions, equipment limitations, geologic factors or other relevant technological or mechanical considerations that would render further drilling impracticable, but in no event shall such lateral be less than one thousand five hundred feet (1,500’) in length in the Target Interval, and (iii) using reasonable commercial efforts as a reasonable prudent operator to Complete such well, whether or not a successful lateral drainhole is drilled a minimum of four thousand feet (4,000’) and whether or not such Commitment Well is successfully completed as a well capable of producing in paying quantities.

EOG must commence operations for drilling the third Phase I Commitment Well on or before December 31, 2013.

2.13.3.	Costs through Completion.

The term “Costs through Completion” as used in this Section 3 shall mean all actual costs and expenses of drilling a Commitment Well through Completion, including all of the following costs to the extent and only to the extent the same are incurred on or before Completion:  all costs associated with the drilling of a Commitment Well that are chargeable to the joint account under the JOA and any third party title review or examination costs; permitting costs; drilling and completion costs; costs

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

for any on-lease facilities (including separation equipment and metering equipment) that are required to enable sales of hydrocarbons from the Commitment Well and if any Commitment Well is not capable of producing in paying quantities, then the costs of plugging and abandonment, restoration, and reclamation required by Applicable Law or contract and decommissioning and dismantling costs associated with such unsuccessful Commitment Well.   All costs and expenses incurred after Completion shall be borne by the Parties in proportion to each Party’s Participation Interest.  For avoidance of doubt, “Costs through Completion” shall not include any costs of infrastructure, gathering, flowlines, processing, or other costs related to transportation of natural gas that are incurred after regular sales of oil production have commenced.

2.13.4.	Failure to Satisfy Phase I Commitment Well Obligations.

If EOG fails to fully satisfy the specified drilling and completion requirements for all three (3) Phase I Commitment Wells:

(i)	this Agreement shall terminate;
(ii)	EOG shall forfeit the initial Cash Consideration;
(iii)	EOG shall forfeit the right to enter into Phase II or Phase III as described below;
(iv)

within thirty (30) days after the occurrence of such Early Termination Event, EOG shall reassign the Phase I Leases to ZaZa insofar and only insofar as they cover all of the lands covered thereby and not included in Earned Acreage; and

(v)

within thirty (30) days after the occurrence of such Early Termination Event, EOG shall provide notice to ZaZa identifying (a) all Acquired Interests in which ZaZa participated and which are outside the boundaries of all Earned Acreage, and (b) the aggregate amount of EOG’s Participation Interest share of the Acquisition Costs for such Acquired Interests, and ZaZa shall have the option, but not the obligation, to acquire all of EOG’s right, title, and interest in such Acquired Interests.  Within thirty (30) days after delivery of such notice, ZaZa shall notify EOG whether it elects to exercise its option to acquire all of EOG’s right, title, and interest in such Acquired Interests.  ZaZa’s failure to notify EOG of its election within thirty (30) days after delivery of such notice shall be conclusively deemed an election to acquire all of EOG’s right, title, and interest in such Acquired Interests.  If ZaZa so elects, ZaZa shall reimburse EOG for the aggregate amount specified in EOG’s notice and, further, concurrently with such payment, EOG shall assign all of its right, title, and interest in all such Acquired Interests to ZaZa, without warranty of title, express, implied, or otherwise, except for any warranties made by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the transferor to EOG, and further except as to claims by, through, and under EOG.  If such an Acquired Interest lies partially within and partially outside the boundaries of Earned Acreage, then the portion of the total reimbursement amount applicable to such Acquired Interest shall be proportionately reduced on a surface acreage basis, and as to such Acquired Interest, the assignment from EOG to ZaZa shall be limited to that portion of the Acquired Interest lying outside the boundaries of the Earned Acreage. Notwithstanding the foregoing, ZaZa may request to acquire less than all of the Acquired Interests included in EOG’s notice, and EOG, in its sole discretion, may agree or decline to assign less than all of such Acquired Interests to ZaZa.  If EOG agrees to assign less than all of such Acquired Interests to ZaZa, then the reimbursement amount will be reduced accordingly.

With respect to Phase I, “Earned Acreage” shall mean 10,000 Net Acres for each horizontal Phase I Commitment Well, which shall include the ZaZa Leasehold surrounding the applicable horizontal Phase I Commitment Well and, to the greatest extent possible, other ZaZa Leasehold contiguous with same, and may include outlying tracts in the same vicinity of same.  Thus, if EOG fully satisfies the specified drilling and completion requirements for both horizontal Phase I Commitment Wells, then the Earned Acreage for Phase I shall consist of all acreage covered by the Phase I Leases.

EOG shall designate the Earned Acreage for the first horizontal Phase I Commitment Well as to which EOG has satisfied the specified drilling and completion requirements in a written notice delivered to ZaZa within sixty (60) days after satisfying such requirements for such Commitment Well.

Other than as described in this Section 3.1.4,  EOG shall have no liability or penalty to ZaZa under this Agreement for failing to satisfy its Commitment Well requirements with respect to Phase I.

2.14	Phase II.

If EOG satisfies all Commitment Well requirements of Phase I as set forth in Section 3.1, then EOG shall have the option (but not the obligation) at its sole discretion to conduct additional drilling to earn additional interests in ZaZa Leasehold under this Section 3.2 (“Phase II”).  To elect to enter into Phase II, EOG must notify ZaZa in writing of its election by the later of: (a) sixty (60) days after satisfaction of its obligations under Phase I, but in any event no later than April 1, 2014; or (b) January 31, 2014.  Such notice shall designate the Leases selected by EOG for Phase II, which shall comprise such net leasehold acreage as will collectively deliver 20,000 Net Acres to EOG and will consist of ZaZa Leasehold interests in contiguous acreage to the greatest extent possible and may include any outlying tracts that are not contiguous but are in the vicinity of such acreage.  Upon delivery to ZaZa of such election, ZaZa shall promptly take such actions as necessary to notify the holders of all Preferential Rights and Required Consents

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable to the selected Leases, and to seek the appropriate waivers or consents from such holders.  If ZaZa is unable to obtain any such waivers of Preferential Rights or any Required Consents within 30 days after EOG’s delivery to ZaZa of the notice designating the Leases for Phase II (or, with respect to Preferential Rights, such longer period as is specified in the terms and conditions of the Preferential Right), EOG shall identify other Leases to substitute for the affected Leases, which lands associated with such identified Leases must be contiguous with the originally designated Leases to the greatest extent possible.  If any Preferential Right or Required Consent applies to any substitute Lease, then ZaZa shall seek waivers of such Preferential Rights and any Required Consents consistent with the requirements of this Section 3.2.   All further obligations of the Parties which follow in this Section 3.2 with respect to such acreage burdened by Preferential Rights or Required Consents shall be conditioned on ZaZa securing the required waivers of Preferential Rights and any Required Consents on the Leases or substitute Leases identified by EOG in its election, which Leases and substitute Leases must comprise such net leasehold acreage as will collectively deliver 20,000 Net Acres to EOG.  Following this process, the Leases and such substitute Leases ultimately selected by EOG for Phase II shall constitute the “Phase II Leases.”

2.14.1.	Phase II Cash Consideration, Phase II Assignment.

Within ten (10) calendar days after final selection of the Phase II Leases, (a) EOG shall: (i) remit payment to ZaZa, in cash (U.S. dollars) by federal funds wire transfer to an account designated by ZaZa, an amount equal to $20,000,000.00 (the “Phase II Cash Consideration”), (ii) execute and deliver to ZaZa an original of the assignment of Phase II Leases described immediately below, and (iii) execute, acknowledge (if applicable), and deliver to ZaZa all other agreements, instruments, and documents as may be reasonably required by ZaZa to complete the Second Closing; and (b) subject to the reassignment obligations set forth below in Section 3.2.3,  ZaZa shall: (i) execute and deliver to EOG, in the form of assignment attached as Exhibit “G-l” (or, if the Phase II Leases include Range-ZaZa Leasehold, in the form of assignment attached as Exhibit “G-2”), in sufficient counterparts for recording in each county in which the Phase II Leases are located, an assignment of an undivided seventy-five percent (75%) of 8/8ths interest in the Phase II Leases (except that, with respect only to Range-ZaZa Leasehold, the assignment shall be such other percentage as is described in Section 2.5.2), and all associated rights therewith, (ii) deliver to EOG a fully executed and recordable original partial release of the U.S. Bank Mortgage as to any interest to be assigned to EOG with respect to the Phase II Leases, in sufficient counterparts for recording in each county in which the Phase II Leases are located, in a form reasonably approved by EOG, and (iii) execute, acknowledge (if applicable), and deliver to EOG all other agreements, instruments, and documents as may be reasonably required by EOG to complete the Second Closing.  ZaZa shall deliver (or cause to be delivered) to EOG the same net revenue interest in each Lease as ZaZa held as of the Effective Date,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

free of any Encumbrances subsequently created by ZaZa after the Effective Date.

2.14.2.	Phase II Commitment Wells and Target Intervals.

In addition to payment of the Phase II Cash Consideration by EOG to ZaZa, EOG further commits to drill three (3) wells at locations selected by EOG (after consultation with ZaZa) (the “Phase II Commitment Wells”), to test the Target Intervals; provided,  however, that unless the Parties agree otherwise, (a) the wellbores for each Phase II Commitment Well shall be located such that all production therefrom is allocated solely to Phase I: Leases or Phase II Leases, and (b) the wellbore for at least one Phase II Commitment Well shall be located such that all production therefrom is allocated solely to Phase II Leases.  Except for (i) one monitoring well in Phase II (other than the Phase II vertical Commitment Well described below), and (ii) wells which are necessary to maintain Phase I Leases and Phase II Leases, the Phase II Commitment Wells shall be the fourth, fifth, and sixth wells drilled and Completed by EOG, respectively, in the Project Area, and EOG shall not commence drilling any additional wells during Phase I prior to electing into Phase II and drilling and Completing the Phase II Commitment Wells.

The three (3) Phase II Commitment Wells shall consist of one vertical Lower Cretaceous Interval test, with respect to which EOG will use reasonable commercial efforts as a reasonable prudent operator to drill to the stratigraphic equivalent of the base of the [*] Formation, which occurs at a measured depth of [*] as shown on the [*] logs dated [*] for the [*] well, API No. 42‑471 [*],  Walker County, Texas, in the Lower Cretaceous Interval, and two horizontal Eagle Ford Interval tests, the order of drilling to be at EOG’s sole discretion.  EOG shall bear 100% of the Costs through Completion in each Phase II Commitment Well and shall provide ZaZa up to an additional $1,250,000.00 in work credit to be applied on ZaZa’s behalf for non-Commitment Well expenditures.   Without limitation, said work credit may be applied by EOG, at ZaZa’s election, toward ZaZa’s share of: costs and expenses for the drilling of a well (including a monitoring well) other than a Commitment Well during Phase II or, if applicable, Phase III; cost of 3D seismic acquisition; cost of microseismic monitoring of completion operations; and/or such other work activity as may be conducted during Phase II or, if applicable, Phase III.

Subject to Section 3.9,  each Phase II Commitment Well and its associated carry obligation shall be deemed satisfied by EOG (A) drilling to the Target Interval and (B) using reasonable commercial efforts as a reasonable prudent operator to Complete the Commitment Well (and in the case of horizontal tests, using reasonable commercial efforts as a reasonable prudent operator to drill a lateral or horizontal drainhole a

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

minimum of four thousand feet (4,000’) in length in the Target Interval), whether or not the Commitment Well (vertical or horizontal) is successfully Completed as a well capable of producing in paying quantities.  In drilling horizontal tests, EOG shall use its reasonable commercial efforts as a reasonable prudent operator to drill a lateral or horizontal drainhole a minimum of four thousand feet (4,000’) in length in the Target Interval.  However, EOG shall have the option to limit horizontal drilling to such shorter length as may be deemed prudent, in EOG’s commercially reasonable discretion, as a reasonable prudent operator, based on factors including then-existing hole conditions, equipment limitations; geologic factors or other relevant technological and mechanical considerations that would render further lateral drilling impracticable, provided,  however, the Commitment Well obligation for a horizontal well shall not be deemed satisfied unless a lateral has been drilled to at least one thousand five hundred feet (1,500’) in length in the Target Interval.

EOG must commence operations for drilling the first Phase II Commitment Well on or before April 1, 2014, the second Phase II Commitment Well on or before August 1, 2014, and the third Phase II Commitment Well on or before December 31, 2014.

2.14.3.	Failure to Satisfy Phase II Commitment Well Obligations.

If EOG fails to fully satisfy the specified drilling and completion requirements for all three (3) Phase II Commitment Wells:

(i)	this Agreement shall terminate;
(ii)	EOG shall forfeit the Phase II Cash Consideration;
(iii)	EOG shall forfeit the right to enter into Phase III as described below;
(iv)

within thirty (30) days after the occurrence of such Early Termination Event, EOG shall reassign the Phase II Leases to ZaZa insofar and only insofar as they cover all of the lands covered thereby and not included in Earned Acreage; and

(v)

within thirty (30) days after the occurrence of such Early Termination Event, EOG shall provide notice to ZaZa identifying (a) all Acquired Interests in which ZaZa participated and which are outside the boundaries of all Earned Acreage, and (b) the aggregate amount of EOG’s Participation Interest share of the Acquisition Costs for such Acquired Interests, and ZaZa shall have the option, but not the obligation, to acquire all of EOG’s right, title; and interest in such Acquired Interests.  Within thirty (30) days after delivery of such notice, ZaZa shall notify EOG whether it elects to exercise its option to acquire all of EOG’s right, title,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and interest in such Acquired Interests.  ZaZa’s failure to notify EOG of its election within thirty (30) days after delivery of such notice shall be conclusively deemed an election to acquire all of EOG’s right, title, and interest in such Acquired Interests.  If ZaZa so elects, ZaZa shall reimburse EOG for the aggregate amount specified in EOG’s notice and, further, concurrently with such payment, EOG shall assign all of its right, title, and interest in all such Acquired Interests to ZaZa, without warranty of title, express, implied, or otherwise, except for any warranties made by the transferor to EOG, and further except as to claims by, through, and under EOG.  If such an Acquired Interest lies partially within and partially outside the boundaries of Earned Acreage, then the portion of the total reimbursement amount applicable to such Acquired Interest shall be proportionately reduced on a surface acreage basis, and as to such Acquired Interest, the assignment from EOG to ZaZa shall be limited to that portion of the Acquired Interest lying outside the boundaries of the Earned Acreage. Notwithstanding the foregoing, ZaZa may request to acquire less than all of the Acquired Interests included in EOG’s notice, and EOG, in its sole discretion, may agree or decline to assign less than all of such Acquired Interests to ZaZa.  If EOG agrees to assign less than all of such Acquired Interests to ZaZa, then the reimbursement amount will be reduced accordingly.

With respect to Phase II, “Earned Acreage” shall mean 10,000 Net Acres for each horizontal Phase II Commitment Well, which shall include the ZaZa Leasehold surrounding the applicable horizontal Phase II Commitment Well and, to the greatest extent possible, other ZaZa Leasehold contiguous with same, and may include outlying tracts in the same vicinity of same.  Thus, if EOG fully satisfies the specified drilling and completion requirements for both horizontal Phase II Commitment Wells, then the Earned Acreage for Phase II shall consist of all acreage covered by the Phase II Leases.

EOG shall designate the Earned Acreage for the first horizontal Phase II Commitment Well as to which EOG has satisfied the specified drilling and completion requirements in a written notice delivered to ZaZa within sixty (60) days after satisfying such requirements for such Commitment Well.

Other than as described in this Section 3.2.3, EOG shall have no liability or penalty to ZaZa under this Agreement for failing to satisfy its Commitment Well requirements with respect to the Phase II Commitment Wells.

2.15	Phase III.

If EOG satisfies all Commitment Well obligations of Phase II as set forth in Section 3.2,  then EOG shall have the option (but not the obligation) at

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

its sole discretion to conduct additional drilling to earn additional interests in ZaZa Leasehold under this Section 3.3 (“Phase III”).  To elect to enter into Phase III, EOG must notify ZaZa in writing of its election by the later of: (A) sixty (60) days after satisfaction of its obligations under Phase II but in any event no later than April 1, 2015; or (B) January 31, 2015.  Such notice shall designate the Leases selected by EOG for Phase III, which shall comprise such net leasehold acreage as will collectively deliver 15,000 Net Acres to EOG and will consist of ZaZa Leasehold interests in contiguous acreage to the greatest extent possible and may include any outlying tracts that are not contiguous but are in the vicinity of such acreage.  Upon delivery to ZaZa of such election, ZaZa shall promptly take such actions as necessary to notify the holders of all Preferential Rights and Required Consents applicable to the selected Leases, and to seek the appropriate waivers or consents from such holders.  If ZaZa is unable to obtain any such waivers of Preferential Rights or any Required Consents within 30 days after EOG’s delivery to ZaZa of the notice designating the Leases for Phase III (or, with respect to Preferential Rights, such longer period as is specified in the terms and conditions of the Preferential Right), EOG shall identify other Leases to substitute for the affected Leases, which lands associated with such identified Leases must be contiguous with the originally designated Leases to the greatest extent possible.  If any Preferential Right or Required Consent applies to any substitute Lease, then ZaZa shall seek waivers of such Preferential Rights and Required Consents consistent with the requirements of this Section 3.3.    All further obligations of the Parties which follow in this Section 3.3 with respect to such acreage burdened by Preferential Rights or Required Consents shall be conditioned on ZaZa securing the required waivers of Preferential Rights and any Required Consents on the Leases or substitute Leases identified by EOG in its election, which Leases and substitute Leases must comprise such net leasehold acreage as will collectively deliver 15,000 Net Acres to EOG.  Following this process, the Leases and such substitute Leases ultimately selected by EOG for Phase III shall constitute the “Phase III Leases”.

2.15.1.	Phase III Cash Consideration; Phase III Assignment.

Within ten (10) days after final selection of the Phase III Leases, (a) EOG shall: (i) remit payment to ZaZa, in cash (U.S. dollars) by federal funds wire transfer to an account designated by ZaZa, an amount equal to the sum of $20,000,000.00 (the “Phase III Cash Consideration”), (ii) execute and deliver to ZaZa an original of the assignment of Phase III Leases described immediately below, and (iii) execute, acknowledge (if applicable), and deliver to ZaZa all other agreements, instruments, and documents as may be reasonably required by ZaZa to complete the Third Closing; and (b) subject to the reassignment obligations set forth below in Section 3.3.3,  ZaZa shall: (i) execute and deliver to EOG, in the form of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

assignment attached as Exhibit “G-l” (or, if the Phase III Leases include Range-ZaZa Leasehold, in the form of assignment attached as Exhibit “G‑2”) in sufficient counterparts for recording in each county in which the Phase III Leases are located, an assignment of an undivided seventy-five percent (75%) of 8/8ths interest in the Phase III Leases (except that, with respect only to Range-ZaZa Leasehold, the assignment shall be such other percentage as is described in Section 2.5.2), and all associated rights therewith, (ii) deliver to EOG a fully executed and recordable original partial release of the U.S. Bank Mortgage as to any interest to be assigned to EOG with respect to the Phase III Leases, in sufficient counterparts for recording in each county in which the Phase III Leases are located, in a form reasonably approved by EOG, and (iii) execute, acknowledge (if applicable), and deliver to EOG all other agreements, instruments, and documents as may be reasonably required by EOG to complete the Third Closing.  ZaZa shall deliver (or cause to be delivered) to EOG the same net revenue interest in each Lease as ZaZa held as of the Effective Date, free of any Encumbrances subsequently created by ZaZa after the Effective Date.

2.15.2.	Phase III Commitment Wells and Target Intervals.

In addition to payment of the Phase III Cash Consideration by EOG to ZaZa, EOG further commits to drill three (3) wells at locations selected by EOG (after consultation with ZaZa) (the “Phase III Commitment Wells”), to test the Target Intervals; provided,  however, that unless the Parties agree otherwise, (a) the wellbores for each Phase III Commitment Well shall be located such that all production therefrom is allocated solely to Phase I Leases, Phase II Leases, or Phase III Leases, and (b) the wellbore for at least one Phase III Commitment Well shall be located such that all production therefrom is allocated solely to Phase III Leases.  Except for (i) one monitoring well during Phase III (other than the Phase III vertical Commitment Well described below), and (ii) wells which are necessary to maintain Phase I Leases, Phase II Leases or Phase III Leases, the Phase III Commitment Wells shall be the seventh, eighth, and ninth wells drilled and Completed by EOG, respectively, in the Project Area, and EOG shall not commence drilling any additional wells during Phase II prior to electing into Phase III and drilling and Completing the Phase III Commitment Wells.

The three (3) Phase III Commitment Wells shall consist of one vertical Lower Cretaceous Interval test, with respect to which EOG will use reasonable commercial efforts as a reasonable prudent operator to drill to the stratigraphic equivalent of the base of the [*] Formation, which occurs at a measured depth of [*] as shown on the [*] logs dated [*] for the [*] well, API No. 42-471 [*], Walker County, Texas, in the Lower Cretaceous Interval, and two horizontal Eagle Ford Interval tests, the order of drilling

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to be at EOG’s sole discretion.  EOG shall bear 100% of the Costs through Completion in each Phase III Commitment Well and shall provide ZaZa up to an additional $1,250,000.00 in work credit to be applied on ZaZa’s behalf for non-Phase III Commitment Well expenditures.  Without limitation, said work credit may be applied by EOG, at ZaZa’s election, toward ZaZa’s share of: costs and expenses for a well (including a monitoring well) other than a Commitment Well during Phase III; cost of 3D seismic acquisition; cost of microseismic monitoring of completion operations; and/or such other work activity as may be conducted during Phase III.

Subject to Section 3.9,  each Phase III Commitment Well and its associated carry obligation shall be deemed satisfied by EOG (A) drilling to the Target Interval and (B) using reasonable commercial efforts as a reasonable prudent operator to Complete the Commitment Well (and in the case of horizontal tests, using reasonable commercial efforts as a reasonable prudent operator to drill a lateral or horizontal drainhole the minimum of four thousand feet (4,000’) in length in the Target Interval), whether or not the Commitment Well (vertical or horizontal) is successfully Completed as a well capable of producing in paying quantities.  In drilling horizontal tests, EOG will use its reasonable commercial efforts as a reasonable prudent operator to drill a lateral or horizontal drainhole a minimum of four thousand feet (4,000’) in length in the Target Interval.  However, EOG shall have the option to limit horizontal drilling to such shorter length as may be deemed prudent, in EOG’s commercially reasonable discretion as a reasonable prudent operator, based on factors including then-existing hole conditions, equipment limitations, geologic factors or other relevant technological or mechanical considerations that would render further lateral drilling impracticable, provided,  however, the Commitment Well obligation for a horizontal well shall not be deemed satisfied unless a lateral has been drilled to at least one thousand five hundred feet (1,500’) in length In the Target Interval.

EOG must commence operations for drilling the third Phase III Commitment Well on or before December 31, 2015.

2.15.3.	Failure to Satisfy Phase III Commitment Well Obligations.

If EOG fails to fully satisfy the specified drilling and completion requirements for all three (3) Phase III Commitment Wells:

(i)	this Agreement shall terminate;
(ii)	EOG shall forfeit the Phase III Cash Consideration; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)

within thirty (30) days after the occurrence of such Early Termination Event, EOG shall reassign the Phase III Leases to ZaZa insofar and only insofar as they cover all of the lands covered thereby and not included in Earned Acreage; and

(iv)

within thirty (30) days after the occurrence of such Early Termination Event, EOG shall provide notice to ZaZa identifying (a) all Acquired Interests in which ZaZa participated and which are outside the boundaries of all Earned Acreage, and (b) the aggregate amount of EOG’s Participation Interest share of the Acquisition Costs for such Acquired Interests, and ZaZa shall have the option, but not the obligation, to acquire all of EOG’s right, title, and interest in such Acquired Interests.  Within thirty (30) days after delivery of such notice, ZaZa shall notify EOG whether it elects to exercise its option to acquire all of EOG’s right, title, and interest in such Acquired Interests.  ZaZa’s failure to notify EOG of its election within thirty (30) days after delivery of such notice shall be conclusively deemed an election to acquire all of EOG’s right, title, and interest in such Acquired Interests.  If ZaZa so elects, ZaZa shall reimburse EOG for the aggregate amount specified in EOG’s notice and, further, concurrently with such payment, EOG shall assign all of its right, title, and interest in all such Acquired Interests to ZaZa, without warranty of title, express, implied, or otherwise, except for any warranties made by the transferor to EOG, and further except as to claims by, through, and under EOG.  If such an Acquired Interest lies partially within and partially outside the boundaries of Earned Acreage, then the portion of the total reimbursement amount applicable to such Acquired Interest shall be proportionately reduced on a surface acreage basis, and as to such Acquired Interest, the assignment from EOG to ZaZa shall be limited to that portion of the Acquired Interest lying outside the boundaries of the Earned Acreage. Notwithstanding the foregoing, ZaZa may request to acquire less than all of the Acquired Interests included in EOG’s notice, and EOG, in its sole discretion, may agree or decline to assign less than all of such Acquired Interests to ZaZa.  If EOG agrees to assign less than all of such Acquired Interests to ZaZa, then the reimbursement amount will be reduced accordingly.

With respect to Phase III, “Earned Acreage” shall mean 7,500 Net Acres for each horizontal Phase III Commitment Well, which shall include the ZaZa Leasehold surrounding the applicable horizontal Phase III Commitment Well and, to the greatest extent possible, other ZaZa Leasehold contiguous with same, and may include outlying tracts in the same vicinity of same. Thus, if EOG fully satisfies the specified drilling and completion requirements for both horizontal Phase III Commitment Wells, then the Earned Acreage for Phase III shall consist of all acreage covered by the Phase III Leases, EOG shall designate the Earned Acreage for the first horizontal Phase III Commitment Well as to which EOG has

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

satisfied the specified drilling and completion requirements in a written notice delivered to ZaZa within sixty (60) days after satisfying such requirements for such Commitment Well.

Other than as described in this Section 3.3.3, EOG shall have no liability or penalty to ZaZa under this Agreement for failing to satisfy its Commitment Well requirements with respect to Phase III.

2.16

Lease Protection Wells.   If EOG elects to drill any well that is necessary to maintain a Lease pursuant to Section 3.2.2(ii) or Section 3.3.2(ii),  EOG shall bear 100% of the Costs through Completion for such well as if such well were a Commitment Well, and such well shall be designated as a Commitment Well that satisfies EOG’s obligations with respect to one of its Commitment Wells in Phase II or Phase III, as the case may be.  If EOG elects not to proceed with Phase II or Phase III, as the case may be, and has satisfied its Commitment Well obligations for the preceding Phase, then upon 20 calendar days’ notice, ZaZa will reimburse EOG for ZaZa’s Participating Interest share of the Costs through Completion for such additional carried well.  Notwithstanding the preceding, ZaZa shall have the right to elect (prior to the spud date) to pay its Participation Interest share of costs for any Lease maintenance well proposed pursuant to Section 3.2.2(ii) or Section 3.3.2(ii),  in which case, should ZaZa elect to participate, such well shall not count as a Commitment Well.

2.17	Treatment of Overrides.
2.17.1.

Pre-3/11/13 Merger ORRIs.  With respect to each Commitment Well that is Completed and is capable of producing, ZaZa shall bear 100% of any burdens associated with the Pre-3/11/13 Merger ORRIs out of its Participation Interest share until Payout.  From and after Payout for a Commitment Well, and at all times for any other well drilled on the Leases, the Pre-3/11/13 Merger ORRIs for such well shall be treated as any other royalty burdening the leasehold estate, with such burden shared according to the Parties’ respective Participation Interests.

2.17.2.

Post-3/11/13 Merger ORRIs. With respect to any well (including any Commitment Well) drilled on the Leases, ZaZa shall bear 100% of any burdens associated with the Post-3/11/13 Merger ORRIs out of its Participation interest share at all times.

2.18

Substitute Wells.  If EOG is unable to satisfy the specified requirements for any Commitment Well because of mechanical or other operational difficulties or because the well encounters excessive water flow, loss of circulation, excessive pressures, cavities, caprock, salt or salt dome material, heaving shale or other practicably impenetrable conditions which would, in the opinion of a reasonable prudent operator, render further drilling impracticable, then EOG may at its sole discretion (after consultation with ZaZa), commence drilling operations on a substitute Commitment Well at another location selected by EOG, with the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exception of Phase I, Well No. 2, at EOG’s sole discretion (after consultation with ZaZa) (“Substitute Well”), within the Project Area within ninety (90) days after completion of abandonment obligations for the well being replaced (or shorter time period if required to comply with the ZaZa Leasehold lease obligations) and thereupon the Substitute Well shall be considered and treated for all purposes hereunder as though the same is a Commitment Well.

2.19

Joint Operating Agreement. The Parties agree to execute the joint operating agreement attached hereto as Exhibit “D” (“JOA”) based on the 1989 AAPL Model Form Joint Operating Agreement and naming EOG as Operator (as defined in the JOA).  The JOA shall govern operations on the Project Area.  The “Contract Area” (as defined in the JOA) covered by the JOA shall be the same as the Project Area less and except any lands covered by the Range-ZaZa JOA.  The interests of the Parties in the “Contract Area” of the JOA shall be EOG 75% and ZaZa 25%.  On the expiration of the Term (unless EOG has fully satisfied its earning obligations for Phases I, II and III as set forth in Section 3), the Parties shall amend the JOA to modify the “Contract Area” to cover the Project Area insofar and only insofar as to include lands covered by Leases in which EOG retains an undivided interest.

2.20

Thrice-Yearly Technical and Operational Meetings.  EOG agrees to conduct, at EOG’s offices, thrice-yearly meetings with ZaZa on technical and operational aspects of EOG’s present and future activities on the Project Area.  At least every four (4) calendar months, EOG shall provide to ZaZa the following reports and data to the extent generated from operations conducted on the Project Area: (i) a work report estimating drilling and other activities for the next 12 months, (ii) a land report showing leases under negotiation and an estimate of land acquisitions over the next 12 months, (iii) copies of all logs or surveys, including in digitally recorded format if available, daily drilling and production reports, (iv) copies of all tests and core data, (v) copies of written notices provided to EOG by any third Person regarding violations or potential violations of Applicable Law or Permits, (vi) copies of all regulatory reports filed by EOG with any Governmental Entity, and (vii) copies of all title opinions, including as applicable drill site title opinions and division order title opinions; provided, however, that if any such reports are prepared by a third Person that is not an Affiliate of EOG, then unless the costs of such third Person’s services are chargeable to the joint account under the JOA, EOG shall not be required to provide such third Person reports to ZaZa.

2.21

Well and Technical Data.  EOG shall furnish ZaZa with the notices, reports and other data as provided in Exhibit “F” attached hereto, and to conduct the tests and surveys provided for therein, and ZaZa shall have ongoing access to EOG’s online platform for data delivery (currently “box.com”).  ZaZa shall have the right to send its employees or representatives to observe such tests and surveys and the results thereof; provided, however, ZaZa and its Representatives shall observe such tests, surveys, and results at the sole risk and expense of ZaZa, which shall be fully liable for all damages, liabilities, and destruction of property or injury or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

death of individuals resulting from, or in any way attributable to, the actions of ZaZa or its Representatives while such individuals are on the Project Area.

2.22

Excess Leases.  Following final selection of the Phase III Leases, EOG shall have the option (but not the obligation) to notify ZaZa that EOG elects to acquire an undivided interest (as described below) in any remaining ZaZa Leasehold within the Project Area for an additional payment of [*] per Net Acre, excluding the areas depicted on Exhibit “A” as “Excluded Areas.”  Upon delivery to ZaZa of such election, ZaZa shall promptly take such actions as necessary to notify the holders of all Preferential Rights and Required Consents applicable to the selected Leases, and to seek the appropriate waivers or consents from such holders.  Any such Leases as to which all necessary waivers of Preferential Rights and Required Consents are obtained shall constitute the “Assigned Excess Leases,” and the sum of [*] per Net Acre in the Assigned Excess Leases shall constitute the “Excess Lease Consideration.”  Within ten (10) days after ZaZa has provided EOG with all necessary waivers of Preferential Rights and Required Consents with respect to the Assigned Excess Leases, EOG shall remit the Excess Lease Consideration to ZaZa, in cash (U.S. dollars) by federal funds wire transfer to an account designated by ZaZa, and contemporaneously therewith ZaZa shall assign to EOG an undivided seventy-five percent (75%) of 8/8ths interest in the Assigned Excess Leases (except that, with respect only to Range-ZaZa Leasehold, the assignment shall be such other percentage as is described in Section 2.5.2), and all associated rights therewith.  Such assignment shall be on the form of assignment attached as Exhibit “G-1” (or, if the Assigned Excess Leases include Range-ZaZa Leasehold, in the form of assignment attached as Exhibit “G-2”).  For avoidance of doubt, EOG shall have no reassignment obligation with respect to the Assigned Excess Leases, regardless whether EOG fully satisfies its Commitment Well requirements with respect to Phase III.

2.23	REPRESENTATIONS AND WARRANTIES
2.24

ZaZa’s Representations and Warranties.  ZaZa Corporation and ZaZa LLC each represents and warrants (as to itself and not with respect to the other, and further, as to those representations and warranties described in Sections 4.1(d),  (e),  (f),  (j),  (k),  (l), and (m) below, only to the extent of its ownership interest in the ZaZa Leasehold), as of the date of this Agreement and as of the date of each Closing, to EOG that:

(a)

ZaZa Corporation is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own properties and conduct oil and gas operations in the State of Texas; and (ii) ZaZa LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and is duly qualified to own properties and conduct oil and gas operations in the State of Texas;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)

the execution and delivery of this Agreement have been, and the performance of this Agreement and the Transactions are, duly and validly authorized by all requisite action on the part of it, including due approval by it in accordance with its governing documents;

(c)

it is not in breach or default of the obligations under the Range-ZaZa JV Agreement, nor has it received any notice from, and to its Knowledge there is not any assertion by, Range, any Governmental Entity, or any other Person claiming any violation or repudiation of the Range-ZaZa JV Agreement or any violation of any Applicable Law with respect to same;

(d)

(i) the ZaZa Leasehold comprises no less than: fifty-five thousand (55,000) Net Acres as of the First Closing, thirty-five thousand (35,000) Net Acres as of the Second Closing, and fifteen thousand (15,000) Net Acres as of the Third Closing; (ii) it owns the ZaZa Leasehold free and clear of the claims of any Person claiming by, through or under it other than Permitted Encumbrances; (iii) no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person (including any consents under the Leases) is required to be obtained or made by it in connection with the Transactions other than those certain consents to assign (the “Required Consents”) required under the instruments, documents, and agreements set forth on Schedule 4.1(d)(iii); and (iv) no part of the ZaZa Leasehold is subject to any Preferential Right, rights of first refusal, or similar rights;

(e)	it has not created, assigned, conveyed, suffered, or permitted to exist any Encumbrance on all or any part of the Project Area or ZaZa Leasehold other than the Permitted Encumbrances;
(f)

except as set forth on Schedule 4.1(f), no Proceeding is pending or, to its Knowledge, threatened, on all or any portion of the ZaZa Leasehold, or on its ability to consummate the Transactions, or which could materially and adversely affect EOG’s ownership or operations of the ZaZa Leasehold;

(g)	there are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by, or threatened against it or any of its Affiliates;
(h)

it has knowledge, skill, and experience in financial, business, and investment matters relating to the Transactions and is capable of evaluating the merits and risks of the Transactions.  To the extent deemed necessary by it, it has retained, at its sole expense, and relied upon, appropriate professional advice regarding the investment, tax, and legal merits and consequences of its execution of this Agreement;

(i)

neither it nor any of its Affiliates has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or commission in respect of the Transactions for which EOG or any Affiliate of EOG shall incur any liability;

(j)

(i) it has paid all Taxes on or relating to the ZaZa Leasehold, which are currently due and payable as required by Applicable Law prior to delinquency; (ii) there is not currently in effect any extension or waiver by it of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax related to the ZaZa Leasehold; (iii) the ZaZa Leasehold is not bound as of the Effective Date by any tax partnership agreement that will be binding upon EOG; (iv) it is not a nonresident alien, foreign person, foreign partnership, foreign trust, foreign estate, or foreign corporation (as those terms are defined in the Code); and (v) it is not an  “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not otherwise subject to regulation under or the restrictions of such act;

(k)

(i) it has not received written notice of any request or demand for payments, adjustments of payments or performance pursuant to the obligations under all or any portion of the ZaZa Leasehold that are still outstanding; (ii) it has not received a written notice of default with respect to the payment or calculation of royalties, overriding royalties, rentals, or bonuses that has not been cured; (iii) all bonus, rental, and other payments provided in the Leases (excluding the Range-ZaZa Leasehold) due and payable have been paid; and (iv) to its Knowledge, all bonus, rental, and other payments with respect to the Range-ZaZa Leasehold due and payable have been paid;

(l)

ZaZa Corporation and ZaZa LLC, collectively, have title that is properly filed for record in the appropriate public records in a manner sufficient to give constructive notice to third Persons and which (i) with respect to each Lease, covers the number of Net Acres set forth for such Lease in Exhibit “B-1”; (ii) shall entitle EOG to a net revenue interest (“NRI”) in each Lease and all oil, gas, and other hydrocarbons and minerals produced therefrom that is not less than the NRI set forth in Exhibit “B-1” for such Lease, proportionately reduced to the assigned working interest; and (iii) is free and clear of Encumbrances other than the. Permitted Encumbrances; and

(m)	each Lease has a primary term expiring no sooner than the date set forth for such Lease on Exhibit “B-1”.

Any references to the ZaZa Leasehold in Section 4.1 above shall be interpreted to mean (A) with respect to the date of this Agreement and the First Closing, the entire ZaZa Leasehold; (B) with respect to the Second Closing, the ZaZa Leasehold less and except for the Phase I Leases; and (C) with respect to the Third Closing, the ZaZa Leasehold less and except for the Phase I Leases and Phase II Leases and (D) if applicable, with respect to the Fourth Closing, any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

remaining ZaZa Leasehold within the Project Area less and except the Phase I Leases, Phase II Leases, and the Phase III Leases.

The representations and warranties of ZaZa contained in this Agreement and in any assignment executed hereunder are exclusive and are in lieu of all other representations and warranties, express, implied, statutory, or otherwise, whether contained in any writing or communicated orally and whether made by ZaZa or its Representatives.  Without limitation of the foregoing, and except as provided for in this Agreement and in any assignment executed hereunder, ZaZa expressly disclaims any and all such other representations and warranties, including as to (i) title to any of the ZaZa Leasehold, (ii) the contents, character or nature of any Files or information provided by ZaZa or its Representatives; (iii) the quantity, quality or recoverability of hydrocarbons in or from the ZaZa Leasehold or any estimates of the value or future revenues to be generated from the ZaZa Leasehold.

2.25	EOG’s Representations and Warranties. EOG represents and warrants to ZaZa, as of the date of this Agreement and as of the date of each Closing, that:
(a)

EOG is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own properties and conduct oil and gas operations in the State of Texas;

(b)

the execution and delivery of this Agreement has been, and the performance of this Agreement and the Transactions are, duly and validly authorized by all requisite action on the part of LOG, including due approval by LOG in accordance with its governing documents;

(c)

EOG has knowledge, skill, and experience in financial, business, and investment matters relating to the Transactions and is capable of evaluating the merits and risks of such transactions.  To the extent deemed necessary by EOG, EOG has retained, at its sole expense, and relied upon, appropriate professional advice regarding the investment, tax, and legal merits and consequences of its execution of this Agreement; and

(d)

neither EOG nor its Affiliates has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee, or commission in respect of the Transactions for which ZaZa or any Affiliate of ZaZa shall incur any liability.

The representations and warranties of EOG contained in this Agreement and in any assignment executed hereunder are exclusive and are in lieu of all other representations and warranties, express, implied, statutory, or otherwise, whether contained in any writing or communicated orally and whether made by EOG or its

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Representatives.  Without limitation and in any assignment executed hereunder, EOG expressly disclaims any and all such other representations and warranties.

(e)	CONDITIONS PRECEDENT TO FIRST CLOSING; FIRST CLOSING OBLIGATIONS; TERMINATION; ADDITIONAL COVENANTS AND OBLIGATIONS
2.26	Conditions Precedent to First Closings.
2.26.1.

Conditions Precedent to EOG’s Obligation to Close.  EOG’s obligation to take the actions required of EOG at the First Closing is subject to the satisfaction, at or prior to the First Closing, of each of the following conditions (any of which may be waived by EOG, in whole or in part):

(a)

All of ZaZa’s representations and warranties in this Agreement must have been accurate in all material respects (or, with respect to representations and Warranties qualified by materiality, in all respects) as of the date of this Agreement, and same must be accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the First Closing Date as if made on the First Closing Date;

(b)

All of the covenants, agreements, conditions, and obligations that ZaZa is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing must have been duly performed and complied with in all material respects;

(c)	ZaZa must deliver each document, instrument, and agreement required to be delivered by it pursuant to Section 5.2.1; and
(d)

EOG must have completed its due diligence review of the ZaZa Leasehold (including title thereto) and the Project Area and be reasonably satisfied that it can identify Leases to select for Phase I comprising twenty thousand (20,000) Net Acres as to which no more than ten percent (10%) of same is affected by Defects.  Without limitation, for purposes of this Section 5.1.1(d), only, any of the following shall be reasonably considered a “Defect”:

(i)

a fact, event, condition, or matter that would cause or result in the representations and warranties contained in Sections 4.1(d),  (e),  (f),  (j),  (k),  (l), or (m) to be untrue or inaccurate, in whole or in part;

(ii)

a fact, event, condition, or matter that would materially affect or interfere with the development of a Lease or the operation, use, or ownership thereof, including conditions arising from other operations, surface or subsurface conditions, third-Person objections, or Governmental Entity restrictions;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	a materially adverse restriction or drilling requirement imposed by a Lease (regardless of whether termination of the Lease in whole or in part is the only penalty for noncompliance);
(iv)	the absence from a Lease of adequate pooling, unitization or communitization authority or other provisions reasonably necessary for EOG to form a pooled unit;
(v)	a condition of default of the lessee’s obligations under a Lease (or the written notice thereof by a third-Person); or
(vi)	a depth limitation in a Lease that would prevent EOG from drilling to the Target Interval for any Commitment Well.
2.26.2.

Conditions Precedent to ZaZa’s Obligation to Close.   ZaZa’s obligation to, take the actions required of ZaZa at the First Closing is subject to the satisfaction, at or prior to the First Closing, of each of the following conditions (any of which may be waived by ZaZa, in whole or in part):

(a)

All of EOG’s representations and warranties in this Agreement must have been accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the date of this Agreement, and must be accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the First Closing Date as if made on the First Closing Date;

(b)

All of the covenants, agreements, conditions, and obligations that EOG is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing must have been duly performed and complied with in all material respects; and

(c)	EOG must deliver each document, instrument, and agreement required to be delivered by it pursuant Section 5.2.
2.27	First Closing Obligations.
2.27.1.	ZaZa’s Closing Deliverables. At the First Closing, ZaZa shall deliver to EOG
(a)

an executed and acknowledged original assignment of the Phase I Leases in sufficient counterparts for recording in each county in which the Phase I Leases are located, in the form attached hereto as Exhibit “G-2”, dated effective as of the Effective Date;

(b)	an executed original JOA dated effective as of the Effective Date;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	an executed and acknowledged original Memorandum of JOA, in sufficient counterparts for recording in each county in which the Leases are located, in the form attached hereto as Exhibit “E”;
(d)	executed original Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 (FIRPTA) certificates for ZaZa Corporation and ZaZa LLC, in the form attached hereto as Exhibit “J”;
(e)	a written, executed settlement statement regarding the Transactions with respect to the First Closing, in a form reasonably approved by the Parties;
(f)	a copy of the Letter Agreement executed by ZaZa and Range, in a form approved by EOG;
(g)	fully executed copies of all Required Consents (including signatures of all consenting parties) required under the instruments, documents, and agreements set forth on Schedule 4.1(d)(iii);
(h)	a fully executed original Surface Use Agreement by and among ZaZa LLC, Rayonier Forest Resources, L.P., and TerraPointe LLC, in a form approved by EOG;
(i)

a fully executed and recordable original partial release of the U.S. Bank Mortgage as to any interest to be assigned to EOG with respect to the Phase I Leases, in sufficient counterparts for recording in each county in which the Phase I Leases are located, in a form reasonably approved by EOG;

(j)

an executed and acknowledged original Memorandum of Joint Exploration and Development Agreement, in sufficient counterparts for recording in each county in which the Leases are located, in the form attached hereto as Exhibit “I”;

(k)

an executed original letter from Range to ZaZa confirming that ZaZa has satisfied all covenants and obligations set forth in the Fifth Amendment to the Range-ZaZa JV Agreement with respect to the Re-entry Well (as defined in the Range-ZaZa JV Agreement), in a form approved by EOG; and

(l)	all other executed and acknowledged (if applicable) agreements, instruments, and documents as may be reasonably required by EOG to complete the Transactions.
2.27.2.	EOG’s Closing Deliverables. At the First Closing, EOG shall deliver to ZaZa:
(a)	an executed and acknowledged original assignment of the Phase I Leases in the form attached hereto as Exhibit “G-2” dated effective as of the Effective Date;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	an executed original JOA dated effective as of the Effective Date;
(c)	an executed and acknowledged original Memorandum of JOA in the form attached hereto as Exhibit “E”;
(d)	a written, executed settlement statement regarding the Transactions with respect to the First Closing, in a form reasonably approved by the Parties;
(e)	a copy of the Letter Agreement executed by EOG;
(f)	an executed and acknowledged original Memorandum of Joint Exploration and Development Agreement in the form attached hereto as Exhibit “I”;
(g)	all other executed and acknowledged (if applicable) agreements, instruments, and documents as may be reasonably required by ZaZa to complete the Transactions; and
(h)	payment of the Initial Cash Consideration pursuant to Section 1.
2.28	Termination.
2.28.1.	Termination Events. This Agreement may be terminated:
(a)	by mutual written consent of the Parties, given prior to or at the First Closing; or
(b)

by written notice from either Party if the First Closing has not occurred (other than as a result of a material breach of any covenant, representation, or condition contained in this Agreement by the Party seeking to terminate this Agreement) on or before April 10, 2013.

2.28.2.	Effect of Termination. If this Agreement is terminated pursuant to Section 5.3.1, all further right and obligations of the Parties under this Agreement shall terminate.
2.29	ZaZa’s Additional Covenants and Obligations.
(a)

Unless otherwise previously furnished to EOG, upon the execution of this Agreement, ZaZa shall promptly deliver to EOG copies of (i) all logs, drilling reports, regulatory filings, and samples of all cuttings and cores, and all other well data pertaining or relating to the Commodore and Stingray Wells, and (ii) the Files, to the extent such data and records can be provided to EOG without the consent of or payment to any third Person (provided that ZaZa will use reasonable efforts to obtain any such consent) or without, in ZaZa’s reasonable opinion, breaching, or risking a breach of, agreements with other Persons or waiving, or risking waiving, legal privilege.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)

Notwithstanding anything to the contrary in this Agreement, between the date of this Agreement and the date of each Closing, ZaZa shall not (and shall not commit to), without EOG’s prior written consent:

(i)

take any action that would cause its representations or warranties under this Agreement to be materially incorrect (or, with respect to representations and warranties qualified by materiality, incorrect in any respect) as of the date of any Closing;

(ii)	commence, propose, or agree to participate in any operations with respect to the Leases other than operations proposed by EOG under the JOA or by Range under the Range-ZaZa JOA;
(iii)	go non-consent as to any operations with respect to any Range-ZaZa Leasehold that has not been assigned to EOG under this Agreement;
(iv)	terminate, release, cancel, amend, alter, or modify any Lease (in whole or in part);
(v)	enter into any Contract that would adversely affect EOG’s ability to use, own, or operate the Leases; or
(vi)

sell, convey, grant, bargain, set over, deliver, transfer, or assign to any Person, or otherwise encumber, all or any portion of the ZaZa Leasehold, if and to the extent such action would render ZaZa unable to perform its covenants and obligations under this Agreement.

References to the ZaZa Leasehold in Section 5.4(b)(vi) immediately above shall be interpreted to mean (A) with respect to the date of this Agreement and the First Closing, the entire ZaZa Leasehold; (B) with respect to the Second Closing, the ZaZa Leasehold less and except for the Phase I Leases, (C) with respect to the Third Closing, the ZaZa Leasehold less and except for the Phase I Leases and Phase II Leases; and (D) if applicable, with respect to the Fourth Closing, any remaining ZaZa Leasehold within the Project Area less and except the Phase I Leases, Phase II Leases, and the Phase III Leases.

(c)

From and after the Effective Date (and except as provided in Section 5.5(a)), ZaZa shall timely and correctly pay, and (subject to Section 5.5(c)) charge to the joint account under the JOA, all option to lease payments, delay rental payments, shut-in well payments, extension payments and/or renewal leases, and all other payments, required to maintain the Leases in full force and effect within the Project Area, whether inside or outside of the currently elected Phase(s).

(d)

If Phase 1, Well No. 2 reaches the Earning Point (as defined in the Range-ZaZa JV Agreement), and Range does not timely exercise its option to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

participate in such well in accordance with its rights under the Range-ZaZa JV Agreement or goes non-consent, then ZaZa shall instruct Range to execute an assignment to EOG (in a form reasonably acceptable to EOG) of Range’s twenty-five percent (25%) working interest in such well and its associated interest in the applicable Range-ZaZa Leasehold.

(e)

If ZaZa’s title to any portion of the Net Acres to be delivered to EOG fails due to ZaZa Corporation’s or ZaZa LLC’s breach of any representation or warranty or other provision of this Agreement, or if there exist facts or circumstances giving rise to a breach or deficiency of one or more representations or warranties of ZaZa Corporation or ZaZa LLC insofar as pertains to title to any specific Oil and Gas Interest, or if ZaZa’s title to any portion of the Net Acres subject to any Proceedings set forth on Schedule 4.1(f) fails or is deficient as a result of such Proceedings, then ZaZa shall have ninety (90) days from the date EOG delivers notice to ZaZa reasonably identifying such deficiency or breach to cure such deficiency or breach to the reasonable satisfaction of EOG. In the event such deficiency or breach is not cured to the reasonable satisfaction of EOG within such ninety (90) day period, ZaZa shall promptly assign such substitute Net Acres (acceptable to EOG in its reasonable discretion) as are necessary to replace the affected Net Acres from: (i) the Phase 11 Leases (in respect of any Phase I shortfall), (ii) the Phase III Leases (in respect of any Phase II shortfall), or (iii) any other acreage within the AMI (in respect of any Phase III shortfall). If ZaZa cures such deficiency or breach within the ninety (90) day period, EOG shall have no further recourse or remedy against ZaZa in connection with such breach or deficiency. If ZaZa is unable to timely cure such breach or deficiency, but assigns substitute Net Acres to EOG, as described above, within one hundred twenty (120) days after EOG’s delivery of notice to ZaZa of the breach or deficiency, such assignment of appropriate substitute Net Acres shall be the sole remedy for any such breach or deficiency of a representation or warranty or. other provision of this Agreement. If ZaZa is unable to timely cure such breach or deficiency and assign substitute Net Acres to EOG, as described above, within said one hundred twenty (120) day period, then ZaZa shall pay to EOG, within ten (10) days, a total amount equal to U.S. [*] per Net Acre affected by such deficiency or breach, as liquidated damages (“Title Defect Liquidated Damages”), and EOG shall promptly re-assign its interest in such affected Net Acres back to ZaZa without warranty of title, express, implied, or otherwise, except as to claims by, through, and under EOG. It is expressly stipulated by the Parties that the actual amount of damages resulting from ZaZa’s failure to timely cure such breach or deficiency or to assign substitute Net Acres, as described above, would be difficult if not impossible to determine accurately because of the unique nature of this Agreement and the Transactions, and that the Title Defect Liquidated Damages are a reasonable estimate by the Parties of such damages.

(f)

From the date of this Agreement through the date of each Closing, ZaZa shall promptly notify EOG in writing if ZaZa obtains Knowledge of any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

fact, circumstance, or other condition that causes or constitutes a material breach of any of ZaZa’s representations and warranties in this Agreement as of the date of this Agreement or as of the date of each Closing, or if ZaZa obtains Knowledge of the occurrence after the date of this Agreement, or after the date of each Closing, of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, ZaZa shall promptly notify EOG if ZaZa obtains Knowledge of the occurrence of any material breach of any covenant of ZaZa in this Section 5.4. From the date of this Agreement to the First Closing Date, ZaZa shall promptly notify EOG if ZaZa obtains knowledge of the occurrence of any event that may make the satisfaction of the conditions in Section 5.1.1 impossible or unlikely.

2.30	EOG`s Additional Covenants and Obligations.
(a)

Prior to the expiration of the primary term set forth in the Gibbs Brothers Lease, EOG will enter, into good faith negotiations with the lessors of such Lease and use its reasonable commercial efforts as a reasonable prudent operator to obtain an extension of the primary term by not less than twelve (12) months, whether obtained through an amendment, modification, renewal, or extension of same. EOG shall bear 100% of the expenses associated with obtaining such extension. Regardless of whether EOG is successful in obtaining said primary term extension, EOG’s right to earn interest in ZaZa Leasehold under this Agreement shall remain unaffected,

(b)

From and after the Effective Date and until EOG has satisfied its obligations under Section 3 of this Agreement, EOG shall not sell, convey, grant, bargain, set over, deliver, transfer, or assign to any Person, or otherwise encumber, all or any portion of the ZaZa Leasehold in which EOG acquires an interest, in each case, other than as would result in a Permitted Encumbrance, and then only if and to the extent such action would not render EOG unable to perform its obligations under this Agreement. (For purposes of only this Section 5.5(b) the definition of “Permitted Encumbrances” is deemed to be amended as appropriate to describe the equivalent or reciprocal encumbrances that would not materially adversely affect any interests to be reassigned by EOG to ZaZa under this Agreement, rather than interests to be assigned by ZaZa to EOG.)

(c)

From and after the Effective Date to. December 31, 2013 (and except as provided Section 5.5(a)), EOG shall, pursuant to the joint account under the JOA, pay to ZaZa one-third of the cost paid by ZaZa of all delay rental payments, extension payments and/or renewal leases, and all other payments (but excluding. all option to lease payments), that are required to maintain the Phase I Leases in full force and effect and that are due and payable during such time period. For avoidance of doubt, if Range elects to take a working interest in Phase 1, Well No. 2, ZaZa shall retain all rights to reimbursement from Range with

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

respect to the lease extension costs on the Range-ZaZa Leasehold as set forth in Section 3.2(a) of the Range-ZaZa JV Agreement as amended by the Fifth Amendment thereto. Further, if Range declines to take a working interest in Phase 1, Well No. 2, then EOG shall, pursuant to the joint account under the JOA, pay to ZaZa an additional one-fourth of the cost paid by ZaZa. of all delay rental payments, extension payments and/or renewal leases, and all other payments (but excluding all option to lease payments), that are required to maintain the. Phase I Leases in full force and effect and that are due and payable during such time period. From and after January 1, 2014, EOG shall reimburse ZaZa for its Participation. Interest share of all delay rental payments, shut-in well payments, extension payments and/or renewal leases, and all other payments. (but excluding all option to lease payments), that are required to maintain the Leases in full force and effect within the Project Area, whether inside or outside of the currently elected Phase(s); provided, however, that such obligation shall cease (i) for Leases in any unelected Phase(s) upon EOG’s election to not proceed with the next Phase(s) and (ii) for any Lease that EOG is required to reassign to ZaZa pursuant to Sections 3.1.4,  3.2.3,  3.3.3 and 5.4(e) upon its reassignment to ZaZa.

(d)	EOG shall not propose or drill more than eight (8) wells at any time prior to Completion of all previous wells drilled by EOG in the Project Area.
(e)

From the date of this Agreement through the date of each Closing, EOG shall promptly notify ZaZa in writing if EOG obtains Knowledge of any fact, circumstance, or condition that causes or constitutes a material breach of any of EOG’s representations and warranties in this Agreement as of the date of this Agreement or as of the date of each Closing, or if EOG obtains Knowledge of the occurrence after the date of this Agreement, or after the date of each Closing, of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, EOG shall promptly notify ZaZa if EOG obtains Knowledge of the occurrence of any material breach of any covenant of EOG in this Section 5.5. From the date of this Agreement to the First Closing Date, EOG shall promptly notify ZaZa if EOG obtains knowledge of the occurrence of any event that may make the satisfaction of the conditions in Section 5.12 impossible or unlikely.

(f)	MISCELLANEOUS
2.31

Term and Survival of Specific Provisions.  Unless terminated pursuant to Section 5 3 1, the term of this Agreement (the “Term”) (excepting the AMI provisions of Section 2 and EOG’s reassignment obligations under Sections 3.1.4,  3.2.3,  3.3.3 and 5.4(e)) shall extend from the Effective Date until EOG has fully performed its earning obligations for Phases I, II, and Ill as provided in Section 3, unless sooner terminated by any of the following events (each, an “Early Termination Event”); EOG’s failure to timely commence drilling of any Commitment Well (or Substitute Well therefor) in connection with Phase I, Phase

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11, or Phase Ill as provided in Section 3, EOG’s failure to satisfy the Commitment Well requirements in Phase I, Phase II, or Phase III, or the failure of EOG to timely elect to participate in Phase II or Phase III.  Notwithstanding the foregoing, the following provisions of this Agreement will survive and be applicable, but only to the extent of EOG’s retention of any interest in the ZaZa Leasehold after termination:

Sections 5.5(d),  6.1,  6.2,  6.3,  6.4,  6.5,  6.6,  6.7,  6.8,  6.10,  6.11,  6.12 and 6.14.

If any of these surviving provisions expressly conflicts with any term of the applicable JOA, then the terms of the JOA shall govern. However, the absence of a provision in the JOA that addresses the same subject matter as a surviving provision of this Agreement shall not be deemed a conflict between such provision and the JOA.

2.32

Construction.  The headings of Sections, Appendices, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. Unless otherwise indicated, all references to “Section,” “Appendix,” “Exhibit,” or “Schedule” refer to the corresponding Section, Appendix, Exhibit, or Schedule of this Agreement. Unless otherwise expressly provided herein, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

2.33

Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, supersedes all prior negotiations, understandings, letters of intent, agreements, and communications (whether written or oral) between the Parties relating to the Project Area and embodies the entire understanding and agreement between the Parties with respect thereto. Any amendments or modifications to this Agreement shall be in writing and executed by all of the Parties.

2.34

No Third Person Beneficiaries. This Agreement shall be binding upon and inure to the benefit of EOG and ZaZa, and each of their respective heirs, legal representatives, successors and permitted assigns. Except as specifically set forth herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their respective heirs, legal representatives, successors and permitted assigns any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.35

Invalid Terms. If any term or other provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by Applicable Law or public policy, all other conditions, terms, and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the maximum extent possible.

2.36

Governing Law. The laws of the State of Texas, without regard to any conflict of laws principles, shall be applied in the interpretation, construction, application and for all other matters concerning this Agreement.

2.37

Successors and Assigns. This Agreement, including any rights, interests, or obligations contained herein, may not be assigned in whole or in part by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably withheld, conditioned, or delayed. Any attempted assignment made in violation of this provision will be, in the sole discretion of the non-assigning Party (and in addition to any other remedy available to such Party at law or in equity), voidable and of no force and effect, The granting of consent to any assignment will be effective only as to the specific assignment that is the express subject of such consent, and any subsequent assignment that may, be proposed or attempted will be void without the non-assigning Party’s prior written consent.

2.38

Force Majeure. Should either Party be prevented from complying with any obligation or other requirement of this Agreement (in EOG’s case, including the timely commencement of drilling operations for any well during Phase 1, Phase II, and/or Phase III as set forth in Section 3) due to scarcity of or inability to procure or to use any necessary equipment, material, transportation, services, or labor, or due to issuance or enactment of any federal, state or local law, order, rule or regulation, or due to any other circumstances beyond the reasonable control of such Party, Including earthquake, flood, acts of God or of the elements or by public enemies, war, insurrection, riot, strike, picketing, boycotting, lockouts, acts of any Governmental Entity, failure or delay (other than an account of price) of third Persons or Governmental Entities from whom a Party is obtaining or must obtain rights of way, easements, Permits, consents or approvals, machinery, materials, equipment, transportation, independent contractors, services or suppliers, including gas gathering or transportation services, to grant or deliver same. (individually and collectively, a “Force Majeure Event”), then while so prevented, the impaired Party’s performance obligations hereunder shall be suspended, and such Party shall not be liable or responsible to the other Party for any delay, damages, losses, liabilities, or failure occasioned by a Force Majeure Event. If there is a time period provided hereunder for such performance, then the time period shall be extended by the duration of the Force Majeure Event. Notwithstanding the foregoing and any provision contained in any applicable JOA to the contrary: (i) the occurrence of any Force Majeure Event shall never excuse

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the making of any payment due to any other Party hereunder; (ii) in any event where the terms of this Section 6.8 are in conflict with the force majeure terms of any oil and gas lease, such terms of the oil and gas lease shall prevail in every instance involving the performance by any Party of any of the obligations of the original lessee of such oil and gas lease; and (iii) no Party shall be required against its will to adjust any labor or similar dispute except in accordance with the Applicable Laws of any Governmental Entity maintaining jurisdiction thereover.

2.39

Notices. All notices and other communications hereunder shall be in writing and are deemed duly delivered when (a) delivered if delivered personally or by a nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile (fax) or electronic mail with confirmation of receipt (or, the first Business Day following such transmission if the date of transmission is not a Business Day or if the confirmation of receipt is received after 5 p.m. Central time), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designed below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Party):

If to ZaZa:            ZaZa Energy Corporation

            ZaZa Energy LLC

            Attn: Vice President Land (cc: Chief Compliance Officer), ZaZa Energy Corporation

            1301 McKinney, Suite 2850

            Houston, Texas 77010

            Fax No (713) 595-1919

If to EOG:            EOG Resources, Inc.

            Attn: Land Manager

            6101 S. Broadway, Suite 200

            Tyler, Texas 75703

            Fax No.: (903) 283-9104

2.40

Further Assurances. From time to time following the Effective Date, at the request of a Party, without further consideration, the other Party shall perform such other acts and execute and deliver such other documents and instruments as may be necessary in order to effectuate more fully and effectively the terms and provisions of this Agreement.

2.41

No Partnerships. The Parties do not intend to create a mining or any other partnership, joint venture or association by entering into, and performing under, this Agreement The Parties agree that for the purposes of United States federal income taxation; they are not to be taxed as a partnership and each Party will elect to be excluded from the application of all of the provisions of Subchapter “K” Chapter 1, Subtitle “a,” the Code, as permitted and authorized by Section 761 of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Code and the regulations promulgated thereunder. Any liability of the Parties hereunder shall be several, not joint or collective.

2.42

Public Announcements. Subject to Applicable Law and the requirements of the principal stock exchange in which any securities of a Party are listed, quoted or admitted for trading; at all times during the Term and AMI Term, no Party shall issue, or permit any of its Representatives to issue, any press release or other public announcement with respect to this Agreement, the operations conducted hereunder or the Transactions without prior mutual discussion among the Parties regarding its content and the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed. Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other Party (to the extent permitted by Applicable Law and the requirements of the principal stock exchange in which any securities of a Party are listed, quoted or admitted for trading).

2.43

Counterpart Originals. This Agreement may be executed in counterparts, each of which will be considered an original for all purposes. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

2.44

Mutual Confidentiality. The terms, provisions, and conditions of this Agreement and any materials, information, files, and documentation provided by one Party to the other Party in connection herewith are strictly confidential and proprietary, and shall be treated and maintained as such, and except where otherwise expressly provided hereunder, including Section 6.12 above, neither the terms, provisions, and conditions hereof or any materials, information, and documents received from the other Party in connection herewith shall be disclosed by a Party without the prior written consent of the other Party to any Person not a Party to this Agreement, except to a Party’s Representatives, lease holders, lessors, or potential lessors within the Project Area to whom a Party has a need or an obligation to disclose certain information, and such disclosures as may be required by Applicable Law and the requirements of the principal stock exchange in which any securities of a Party are listed, quoted or admitted for trading.

2.45	Time is of the Essence. The Parties agree that time is of the essence with respect to this Agreement.
2.46

Waiver. EOG or ZaZa may (a) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document, instrument, certificate, or writing delivered pursuant to this Agreement, or (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to their own obligations contained in this Agreement. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of a Party to insist in any one or more instance upon the strict performance of any one or more of the obligations under this Agreement, or to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this agreement or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach or omission.

2.47

Cumulative Remedies. In the event of a default by a Party in the performance of its obligations pursuant to this Agreement, the JOA, and any other valid agreement or instrument between the Parties, the other Party shall be entitled to all remedies available at law or in equity, and all such remedies shall be cumulative. Should any Party initiate a Proceeding against the other Party to enforce this Agreement, the non-prevailing Party shall be liable for the reasonable and necessary attorneys’ fees, costs, and expenses of the prevailing Party.

2.48

Jurisdiction and Venue. THE PARTIES AGREE THAT ANY STATE OR FEDERAL COURT OF HARRIS COUNTY, TEXAS, SHALL HAVE EXCLUSIVE JURISDICTION AND VENUE OVER ALL PROCEEDINGS, DISPUTES AND OTHER MATTERS RELATING TO (I) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO, (II) THE PROJECT AREA, AND (III) ANY OBLIGATIONS OF A PARTY THAT MAY SURVIVE THE EXECUTION OF THIS AGREEMENT, AND THE PARTIES EXPRESSLY CONSENT TO AND AGREE NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION AND VENUE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

2.49

Limitation of Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY (EXCEPT AS TO SECTION 6.17 AND THE TITLE DEFECT LIQUIDATED DAMAGES AS DESCRIBED IN SECTION 5.4(E)), IN NO EVENT SHALL EITHER PARTY AND/OR ITS REPRESENTATIVES BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, ECONOMIC, EXEMPLARY, OR PUNITIVE DAMAGES CLAIMED BY THE OTHER PARTY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, EXCEPT TO THE EXTENT SUCH CLAIMING PARTY SUFFERS SUCH DAMAGES TO A THIRD PERSON (EXCLUDING ANY REPRESENTATIVE OF SUCH CLAIMING PARTY).

(Signature Page Follows)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS AGREEMENT is signed by the Parties as of the date shown under their respective signatures, and when signed by the Parties shall be deemed effective as of the Effective Date.

ZaZa Energy Corporation By: Date:______________	ZaZa Energy LLC By: Date:______________
By: Ernest J. LaFlure Vice President and General Manager Date:______________

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 1

List of Exhibits and Schedules

Exhibit “A”	Map of Project Area
Exhibit “B‑1”	Schedule of ZaZa Leasehold
Exhibit “B‑2”	Schedule of Range-ZaZa Leasehold
Exhibit “C”	Form of Assignment for AMI Acquired Interests
Exhibit “D”	Form of JOA
Exhibit “E”	Form of Memorandum of JOA
Exhibit “F”	Oil and Gas Well Data Sheet
Exhibit “G‑1”	Form of Assignment from ZaZa to EOG (where no Range‑ZaZa Leasehold is included)
Exhibit “G‑2”	Form of Assignment from ZaZa to EOG (where Range‑ZaZa Leasehold is included)
Exhibit “H-1”	Pre‑3/1/13 Merger ORRIs
Exhibit “H‑2”	Post‑3/1/13 Merger ORRIs
Exhibit “I”	Memorandum of Joint Exploration and Development Agreement
Exhibit “J”	Form of FIRPTA Certificate
Schedule 4.1(d)(iii)	Required Consents
Schedule 4.1(f)	Proceedings

Appendix 1-1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 2

Definitions

“Acquired Interest” has the meaning assigned to such term in Section 2.4.

“Acquired Interest Offer Date” has the meaning assigned to such term in Section 2.4.

“Acquiring Party” has the meaning assigned to such term in Section 2.4.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a Person.  For the purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action of a Person through ownership of fifty percent (50.0%) or more of the Person’s voting rights or other equity rights, pursuant to a written agreement or contract, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.  The terms “controls”,  “controlling”, and “controlled by” and other derivatives shall be construed accordingly.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“AMI” has the meaning assigned to such term in Section 2.1.

“AMI Term” has the meaning assigned to such term in Section 2.11.

“Applicable Law” means any statute, law, principle of common law, treaties, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, decision, or decree of any Governmental Entity, including the common or civil law and all judgments, decrees, injunctions, writs, orders, or like action of any court, arbitrator, or other Governmental Entity of competent jurisdiction.

“Assigned Excess Leases” has the meaning assigned to such term in Section 3.10.

“Business Day” means a day other than a Saturday, Sunday, or day on which commercial banks in the State of Texas are authorized to require to be closed for business.

“Closing” means any of: (i) the First Closing, (ii) the Second Closing, (iii) the Third Closing, and (iv) if applicable, the Fourth Closing.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“Commitment Well” means a Phase I Commitment Well, Phase II Commitment Well, or a Phase III Commitment Well, as applicable.

“Commodore Well” means the Commodore A‑1H Well, API No. 471‑30353, located in the W. Garrett Survey, Abstract No. 208, Walker County, Texas.

Appendix 2-1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Complete”,  “Completion” or “Completed” means (a) for a well capable of producing, the point at which drilling operations have been completed, all well production facilities have been installed on the unit to enable such well to be placed on production under normal operations, and sales of petroleum (either oil or gas) have begun to be made through such surface facilities; and (b) for an unsuccessful well (e.g., dry or abandoned and plugged hole or a well incapable of producing in paying quantities), that all operations in respect of the well (including for its plugging and abandonment) have been completed.

“Contract” means any contract, agreement, instrument, lease (separate from the Leases), license, commitment, understanding, options, or other document, by which any of the ZaZa Leasehold is bound, or that affects, concerns, pertains or relates to, or is used in connection with, the ZaZa Leasehold, including operating agreements; unitization, pooling, and communitization agreements, declarations, and orders; joint venture agreements; farmin and farmout agreements; water rights agreements; production handling agreements; exploration agreements; development agreements; participation agreements; exchange agreements; compressor rental agreements; transportation or gathering agreements; and agreements for the sale of oil, gas or other hydrocarbons.

“Defect” has the meaning assigned to such term in Section 5.1.1(d).

“Eagle Ford Interval” means the stratigraphic equivalent of the interval depicted between the depths of [*] as shown [*].

“Early Termination Event” has the meaning assigned to such term in Section 6.1.

“Earned Acreage” has the meaning assigned to such term in Section 3.1.4,  3.2.3, or 3.3.3, as applicable.

“Effective Date” has the meaning assigned to such term in the introductory paragraph.

“Encumbrance” means any burden (including any royalty or other interest), claim, lien, lis pendens, mortgage, deed of trust, security interest, pledge, charge, option, right‑of‑way, easement, right‑of‑way, encroachment, or encumbrance of any kind whatsoever.

“EOG” has the meaning assigned to such term in the introductory paragraph.

“Excess Lease Consideration” has the meaning assigned to such term in Section 3.10.

“Files” means all files (whether originals, copies, or in digital or electronic format), including the Contracts, the Leases, lease files, title files, abstracts of title, title opinions, title information, title commitments, land surveys, maps, data, correspondence, environmental and regulatory files and reports, engineering and production files, accounting files or other portion thereof relating directly to the Project Area or ZaZa Leasehold, seismic records and surveys, gravity maps, geological or geophysical data and records, analyses, interpretations, and all other files, documents, materials, information, instruments and records of every kind and description that EOG may reasonably request that are in ZaZa’s control or possession which affect, concern, pertain or relate to, or are used in connection with, the Project Area or ZaZa Leasehold.

Appendix 2-2

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“First Closing” means the closing of those certain Transactions related to payment of the Initial Cash Consideration and the assignment of the Phase I Leases.

“First Closing Date” has the meaning assigned to such term in Section 1.

“Force Majeure Event” has the meaning assigned to such term in Section 6.8.

“Fourth Closing” means the closing of those certain Transactions related to payment of the Excess Lease Consideration and the assignment of the Assigned Excess Leases.

“Georgetown Formation” means the stratigraphic equivalent of the interval depicted between the [*].

“Gibbs Brothers Lease” means that certain Oil and Gas Lease dated effective August 4, 2010, by and between Gibbs Brothers & Company, L.P., as lessor, and Gulf Sands Energy, LLC, as lessee, as evidenced by that certain Memorandum of Oil and Gas Lease dated effective August 4, 2010, recorded in Volume 983, Page 740, of the Official Public Records of Walker County, Texas.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, provincial, tribal, parish, municipal or other governmental or quasi‑governmental body, agency, authority, administration, department, board, commission, instrumentality, bureau, or instrumentality.

“Initial Cash Consideration” has the meaning assigned to such term in Section 1.

“JOA” has the meaning assigned to such term in Section 3.7.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means (a) in the case of a Person who is an individual, the actual knowledge of such Person, or (b) in the case of a Person which is corporation or other entity, the actual knowledge of an officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person without any independent diligence or verification.

“Leases” means those certain oil and gas (or oil, gas and other mineral) leases and the leasehold estates created thereby, described in Exhibit “B-1” together with the corresponding interests in and to all related property and rights.

“Letter Agreement” means that certain Letter Agreement dated March ___, 2013, between EOG, ZaZa, and Range, regarding the Sixth Amendment to and Consent to Partial Assignment of the Range-ZaZa JV Agreement.

“Lower Cretaceous Interval” means the stratigraphic equivalent of [*].

“Net Acre” means the arithmetic product of: (i) ZaZa’s undivided interest in the ZaZa Leasehold created by the applicable Lease, multiplied by (ii) the number of acres of the Project

Appendix 2-3

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Area covered by the Lease, multiplied by (iii) the lessor’s percentage interest in the oil, gas and mineral fee estate in the land covered by such Lease.

“NRI” has the meaning assigned to such term in Section 4.1(l).

“Non-Acquiring Party” has the meaning assigned to such term in Section 2.4.

“Oil and Gas Interest” means any oil and gas leasehold interest (including any renewal, modification, amendment, or extension of same) or other interest in the oil, gas and mineral estate, including any working interests, operating rights, fee mineral interests, production payments, net profits interests, carried interests, royalty interests, overriding royalty interests, and any other interest in oil and gas and/or oil and gas rights, or rights to earn any such interest under a farmout/farmin contract, farmout option contract, or other right to explore for, develop, or produce oil, gas, or other minerals.

“Participation Interests” has the meaning assigned to such term in Section 2.5.

“Party” and “Parties” have the meanings assigned to such terms in the introductory paragraph.

“Payout” means the date that EOG first recovers 100% of the Costs attributable to a Commitment Well out of EOG’s Share of Production attributable to such Commitment Well. For purposes of this definition: (i) “Costs” shall include all unreimbursed Costs through Completion and any other unreimbursed costs incurred by EOG in operating such Commitment Well until such recoupment occurs, together with any applicable gross production, ad valorem, severance, and other similar Taxes measured by production and paid by EOG, and (ii) “Share of Production” shall include all production attributable to the Commitment Well after deducting applicable royalties, overriding royalties, and other similar burdens.  Without limiting the foregoing, EOG’s Share of Production expressly does not include the share of production payable to ZaZa or any other leasehold interest owner.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from any Governmental Entity.

“Permitted Encumbrances” means

(a)            (i) lessors’ royalties, overriding royalties and any other similar payments out of production affecting EOG’s NRI if the net cumulative effect of such burdens does not operate to reduce the NRI or Net Acres of EOG in any Lease below the NRI or Net Acres set forth for such Lease on Exhibit “B-1”, proportionately reduced to the assigned working interest, (ii) subject to Section 3.5.1, the Pre-3/11/13 Merger ORRIs as reflected on Exhibit “H-1”, and (iii) subject to Section 3.5.2, the Post-3/1/13 Merger ORRIs as reflected on Exhibit “H-2”;

(b)            Preferential Rights with respect to which either (i) waivers or consents with respect to the Transactions are obtained from the holders thereof, or (ii) required notices

Appendix 2-4

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the Transactions have been given to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(c)            required third Person consents to assignment and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate Persons, (ii) proper notice in compliance with the terms of such consent or similar agreement has been given to the appropriate Persons and the appropriate time for asserting such rights has expired without an exercise of such rights, request for further information about the Transactions or either Party, or other objection to the Transactions, (iii) arrangements (acceptable to EOG in its reasonable discretion) have been made by the Parties to allow EOG to receive substantially the same economic benefits as if all such waivers and consents had been obtained, (iv) there is no provision therein that such consent may be withheld in the sole and absolute discretion of the holder, or (v) there is no provision therein expressly stating that an assignment in violation thereof is void or voidable, triggers the payment of damages (liquidated or otherwise), or causes termination of the Leases.

(d)            all consents by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of the Leases if the same are customarily obtained subsequent to such sale or conveyance;

(e)            easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations which do not and will not materially interfere with or detract from the operation, value, or use of the Leases by EOG or the handling, processing, storage, sale, or transportation of production therefrom;

(f)            statutory liens for taxes not yet due or not yet delinquent;

(g)            all rights reserved to or vested in any Governmental Entity to control or regulate any of the Leases in any manner and all Applicable Laws;

(h)            all defects and irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect EOG’s title to, or ownership, operation or value of, the Leases or the handling, processing, storage, sale, or transportation of production therefrom, including without limitation (i) defects in the early chain of title consisting of the failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of the lack of a survey or metes and bounds description; (iii) defects or irregularities arising out of or relating to the lack of powers of attorney from corporations to execute and deliver documents on their behalf; (iv) defects related to the lack of spousal joinder in situations in which the Texas Title Examination Standards (Texas Property Code Title 2, Appendix) indicate that spousal joinder is not necessary; (v) irregularities cured by possession under applicable statutes of limitation and statutes relating to acquisitive (or liberative) prescription; (vi) defects arising from prior expired oil and gas leases that are not surrendered or released of record, provided that evidence satisfactory to EOG in its reasonable discretion is provided to EOG to establish that such leases are not maintained, in whole or in part, by operations, production, or otherwise; and (viii) defects arising out of any change in Applicable Laws after the Effective Date;

Appendix 2-5

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)            any liens or encumbrances created by deeds of trust, mortgage instruments, security instruments, or other documents securing a promissory note granted by any Party or the owner of the surface or minerals, which, individually or in the aggregate, do not (and would not upon foreclosure or other enforcement): (i) interfere materially with the operation, value or use of any of the Leases by EOG or the handling, processing, storage, sale, or transportation of production therefrom; (ii) prevent EOG from receiving the proceeds of production from any of the Leases attributable to its Participating Interest, (iii) reduce the NRI of EOG in any Lease below the NRI set forth for such Lease on Exhibit “B-1”, proportionately reduced to the assigned working interest; or (iv) reduce the Net Acres in any Lease below the Net Acres set forth for such Lease on Exhibit “B‑1”; and

(j)            the U.S. Bank Mortgage to the limited extent that it is released, insofar as it covers any interest to be assigned to EOG under this Agreement, by a fully executed, recordable instrument delivered to EOG prior to or contemporaneously with each Closing.

“Person” means any individual, corporation, body corporate, partnership, limited liability company (or similar entity), joint venture, association, joint-stock company, syndicate, enterprise, company, entity, sole proprietorship, trust, enterprise, unincorporated organization, or Governmental Entity or other entity, in each case whether or not having a separate legal personality.

“Phase” means Phase I, Phase II, or Phase III.

“Phase I” has the meaning assigned to such term in Section 3.1.2.

“Phase I Commitment Wells” has the meaning assigned to such term in Section 3.1.2.

“Phase I Leases” means the Leases to be assigned by ZaZa to EOG in connection with Phase I, as mutually selected and designated by the Parties prior to the First Closing Date and as more particularly described on Exhibits A-1 and A-2 to the original assignment to be delivered by each Party at the First Closing (per Sections 5.2.1(a) and 5.2 2(a)) in the form attached hereto as Exhibit “G-2,” pursuant to which ZaZa shall collectively deliver to EOG 20,000 Net Acres.

“Phase II” has the meaning assigned to such term in Section 3.2.

“Phase II Cash Consideration” has the meaning assigned to such term in Section 3.2.1.

“Phase II Commitment Wells” has the meaning assigned to such term in Section 3.2.2.

“Phase II Leases” has the meaning assigned to such term into Section 3.2.

“Phase III” has the meaning assigned to such term in Section 3.3.

“Phase III Cash Consideration” has the meaning assigned to, such term in Section 3.3.1.

Appendix 2-6

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Phase III Commitment Wells” has the meaning assigned to such term in Section 3.3.2.

“Phase III Leases” has the meaning assigned to such term in Section 3.3.

“Post-3/1/13 Merger ORRIs” means the overriding royalty interests and similar burdens described on Exhibit “H-2”.

“Pre-3/1/13 Merger ORRIs” means the overriding royalty interests and similar burdens described on Exhibit “H-1”.

“Preferential Right” means any right or agreement that enables any Person to purchase or otherwise acquire all or part of any Lease or any right, title, or interest therein or any asset associated therewith, as a result of or in connection with (a) the sale, assignment, or other transfer of any Lease or any interest therein, portion thereof, or associated right therewith, or (b) the execution, delivery, or performance of this Agreement.

“Proceedings” means any proceedings, actions, audits, disputes, claims, suits, investigations, reassessments, and inquiries by or before any arbitrator or Governmental Entity.

“Protect Area” has the meaning assigned to such term in the Recitals to this Agreement.

“Range” means Range Texas Production, LLC, a Delaware limited liability company.

“Range AMI Interest” means any leasehold interest or contractual right to earn a leasehold interest, mineral interest, royalty interest, right under a farmout or farmin agreement, production payment, net profits interest, or any other interest in the oil, gas, condensate, and casinghead gas in, on or under the lands within the Range‑ZaZa AMI during the term of such Range‑ZaZa AMI; provided, however, that the following shall not be considered “Range AMI Interests”: (i) any interest or right to acquire an interest in the Range‑ZaZa AMI pursuant to a merger, consolidation, reorganization or share acquisition, (ii) any lease or legal or equitable contractual interest therein, including, without limitation, any unexercised lease options, letters of intent, or other contractual arrangements within the Range-ZaZa AMI which ZaZa had an interest in, either directly or indirectly, or was a party to, on or before the execution date of the Range-ZaZa JV Agreement, or which EOG had an interest in, either directly or indirectly, or was a party to, on or before the execution date of the Letter Agreement, or (iii) any undivided interest acquired by ZaZa after the execution date of the Range‑ZaZa JV Agreement in a lease within the Range‑ZaZa AMI held by ZaZa, or for the account of ZaZa, prior to the execution date of the Range‑ZaZa JV Agreement.

“Range‑ZaZa AMI” means the area of mutual interest established between Range and ZaZa, pursuant to Paragraph 5 of the Range-ZaZa JV Agreement.

“Range-ZaZa JOA” means that certain joint operating agreement dated March 1, 2012, between Range and ZaZa, pursuant to Paragraph 6.1 of the Range-ZaZa JV Agreement.

“Range-ZaZa JV Agreement” means that certain Participation Agreement dated March 1, 2012, between Range and ZaZa, as amended.

Appendix 2-7

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Range-ZaZa Leasehold” has the meaning assigned to such term in the Recitals to this Agreement.

“Representatives” means, with respect to a Party or Person, any Affiliate, shareholder, director, officer, member, employee, agent, manager, representative, and third-party consultant and advisor of such Party or Person.

“Required Consents” has the meaning assigned to such term in Section 4.1(d).

“Second Closing” means the closing of those certain Transactions related to payment of the Phase II Cash Consideration and the assignment of the Phase II Leases.

“Stingray Well” means the Stingray A-1H Well, API No. 471-30352, located in the R. Bankhead Survey, Abstract No. 70, Walker County, Texas.

“Substitute Well” has the meaning assigned to such term in Section 3.6.

“Target Interval” means either the Eagle Ford Interval or the Lower Cretaceous Interval; as specified with respect to each Commitment Well.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or  other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

“Term” has the meaning assigned to such term in Section 6.1.

“Third Closing” means-the closing of those certain Transactions related to payment of the Phase III Cash Consideration and the assignment of the Phase III Leases.

“Title Defect Liquidated Damages” has the meaning ascribed to such term in Section 5.4(e).

“Transactions” means the transactions contemplated or permitted by this Agreement or the documents and agreements delivered hereunder.

“U.S. Bank Mortgage” means that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production dated May 25, 2012, from ZaZa Energy Corporation, as Grantor and Debtor, to Mauri J. Cowen, Trustee for the benefit of U.S. Bank National Association, as Beneficiary, recorded in Volume 1026, Page 42, Official Public Records of Walker County, Texas, as amended or assigned (if applicable).

“ZaZa” has the meaning assigned to such term in the introductory paragraph.

“ZaZa Corporation” has the meaning assigned to such term in the introductory paragraph.

“ZaZa Leasehold” has the meaning assigned to such term in the Recitals to this Agreement.

Appendix 2-8

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“ZaZa LLC” has the meaning assigned to such term in the introductory paragraph.

Appendix 2-9

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.